Exhibit 10.1

Certain information has been excluded from this agreement (indicated by “[***]”) because Instil Bio, Inc. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

AGREEMENT FOR THE SALE AND PURCHASE

OF THE ENTIRE ISSUED SHARE CAPITAL OF IMMETACYTE

LIMITED

(1)	SELLERS

(2)	INSTIL BIO INC.

(3)	SELLERS’ REPRESENTATIVE

2 March 2020

Agreed Form Documents

Disclosure Letter

Loan Note Instrument

Resignations of directors and secretary

Share transfers

Minutes of the Buyer

Board resolutions of the Company

Voting powers of attorney

SHA Termination Deed

THIS AGREEMENT is made on                     2 March                    2020

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in column (A) of Schedule 1 (together “Sellers” and each a “Seller”);

(2)	INSTIL BIO INC., a Delaware corporation whose main place of business is at 5949 Sherry Lane, Suite 820, Dallas, TX 75225 (“Buyer”); and

(3)	ROBERT HAWKINS, of [***] (who is initially appointed as the Sellers’ Representative under this Agreement).

RECITALS:

(A)	The Company is a private company limited by shares. Further details about the Company are set out in Part 1 of Schedule 2.

(B)	The Sellers wish to sell and the Buyer wishes to buy all of the issued share capital of the Company on the terms of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, the following words and expressions shall have the following meanings:

“Accounts” means the annual accounts of the Company for the financial year ended on the Accounts Date;

“Accounts Date” means 30 September 2019;

“Agreed” means (in relation to any Claim or part of a Claim):

(a)	where no Disagreement Notice is served in accordance with clause 10.3;

(b)

agreed in writing between the Sellers’ Representative and the Buyer, or the subject of an acknowledgement by the Sellers’ Representative on behalf of the Sellers that they accept liability in respect of that Claim;

(c)	save in respect of a Tax Claim pursuant to a Tax Demand, as determined by an English court of competent jurisdiction;

(d)	where a Seller has no liability pursuant to paragraph 2.6 of Schedule 7; or

(e)	in respect of a Tax Claim pursuant to a Tax Demand, where the Tax Liability that is the subject of the Tax Claim has been determined in accordance with paragraph 6 of Schedule 5,

and “Agreed Claim” shall be construed accordingly;

“Associate” means (a) in relation to an individual, any person who at any relevant time is connected with that individual within the meaning of sections 1122 to 1124 Corporation Tax Act 2010; and (b) in relation to an undertaking, any undertaking of that undertaking at any relevant time;

“Assurance” means any indemnity, guarantee or similar commitment;

“Borrowings” means financial indebtedness and amounts in the nature of financial indebtedness owed by the Company and references in this Agreement to “repayment” of any Borrowings shall mean the taking of any action necessary to eliminate the liability of the Company for such financial indebtedness or amounts in the nature of financial indebtedness, and any related words or phrases shall be construed accordingly;

“Business Day” means a day that is not a Saturday or Sunday or a public holiday in London or Dallas, Texas;

“Business Warranty” means all Warranties other than the Fundamental Warranties and Tax Warranties;

“Business Warranty Claim” means a Claim for breach of any of the Business Warranties;

“Buyer Change of Control” means the occurrence of: (i) an acquisition of the Buyer by another entity by means of any transaction or series of related transactions, (ii) an acquisition of another entity by the Buyer by means of a transaction or series of related transactions, or (iii) a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as in each case the Buyer’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity;

“Buyer’s Group” means the Buyer and its group undertakings at any relevant time;

“Buyer Shares” means shares of common stock with par value $0.000001 each in the capital of the Buyer, as subdivided and/or consolidated from time to time after the date of this Agreement, ignoring (in the case of any subdivision into ordinary and deferred shares) any deferred shares arising on that subdivision;

“Buyer Shares Not Subject to Forfeiture” means the Buyer Shares issued to each Seller upon Completion, excluding the Buyer Shares Subject to Forfeiture;

“Buyer Shares Subject to Forfeiture” means, as of the Completion Date, 56.10% of the number of Buyer Shares issued to each Seller upon Completion (as such number may decrease from time to time, pursuant to clauses 7, 8 and 9 of this Agreement);

“Buyer’s Solicitors” means Cooley (UK) LLP of Dashwood, 69 Old Broad Street, London, EC2M 1QS;

“Cash Consideration” has the meaning set out in clause 3.1(b);

“Claim” means any claim made by the Buyer under this Agreement and “Claims” shall mean all such claims;

“Claim Notice” means a notice from the Buyer to the Sellers’ Representative in relation to a Claim in accordance with clause 10.1;

“Code” means U.S. Internal Revenue Code of 1986;

“Companies Act” means the Companies Act 2006;

“Company” means Immetacyte Limited, a private company limited by shares incorporated in England with registered number 06709883 whose registered office is at 48 Grafton Street, Manchester, England, M13 9XX;

“Company Processors” has the meaning given in paragraph 5.4(a) of Part 4 of Schedule 4;

“Competition Law” means all applicable competition, state aid, antitrust or merger control laws in any jurisdiction in which the Company has material assets or carries on business or where its activities may have an effect;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

“Completion Date” means the date of this Agreement;

“Consideration” means the consideration in exchange for the Sale Shares, as defined in clause 3.1;

“Data Protection Legislation” means: (a) the Data Protection Act 2018 and all other applicable national laws, regulations and secondary legislation implementing European Directive 95/46/EC; (b) the GDPR and all related national laws, regulations and secondary legislation (including those implementing the GDPR in the United Kingdom); (c) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all other applicable national laws, regulations and secondary legislation implementing European Directive 2002/58/EC; (d) any other laws relating to data protection and privacy which are from time to time applicable to the Company; (e) any applicable guidance and/or codes of practice issued by or with the approval of: (i) any applicable Supervisory Authority (including the Article 29 Working Party); or (ii) any trade association or body of which the Company is a member; and (f) any relevant industry privacy self-regulatory guidelines (such as the Digital Advertising Alliance Self-Governing Principles and the European Digital Advertising Alliance Online Behavioural Advertising Self-Regulatory Programme);

“Disagreement Notice” has the meaning set out in clause 10.3;

“Disclosed” means the facts, matters or other information fairly disclosed in the Disclosure Letter or the Disclosure Documents (in such manner and with such detail so as to enable the Buyer to make a reasonably informed assessment of the fact, matter or information concerned);

“Disclosure Documents” means the documents listed in the index of documents attached to the Disclosure Letter;

“Disclosure Letter” means the disclosure letter in the Agreed Form from the Warrantors to the Buyer, dated on the date of this Agreement;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, retention of title arrangement or other third party right, interest or claim of any kind or any agreement or commitment to create the foregoing;

“Equity Consideration” has the meaning set out in clause 3.1(a);

“Exchange Rate” means, with respect to the conversion of a particular currency into another currency on a particular date, the closing mid-point rate for conversion of the first currency into that other currency on that date or, if that date is not a Business Day, on the first Business Day after that date, in both cases as set out in the London edition of the Financial Times containing exchange rates applicable to the relevant Business Day;

“Expected Tax Consequences” means (i) no Payroll Tax Liability will arise on the payment of the Cash Consideration, (ii) no Payroll Tax Liability will arise on the issue of the Equity Consideration, (iii) no Payroll Tax Liability will arise as a result of the execution of elections validly made under section 431(1) ITEPA in respect of the Share Trigger Shares and the Indemnity Shares, (iv) no Payroll Tax Liability will arise in respect of the forfeiture of the Indemnity Shares for nil consideration, (v) no Payroll Tax Liability will arise in the respect of the issue or redemption of the Loan Notes and (vi) no Payroll Tax Liability will arise in respect of validly made elections under section 431(1) of ITEPA in respect of the Loan Notes;

“Fair Market Value” means in relation to the Buyer Shares (a) where the Buyer is a private company, the fair market value of the Buyer Shares determined in accordance with Section 409A of the Code; and (b) where the Buyer is a public company, the volume weighted average price of the Buyer Shares, as at the relevant date;

“Fundamental Warranties” means the Warranties set out in Part 1 of Schedule 4;

“Fundamental Warranty Claim” means a Claim for breach of any of the Fundamental Warranties;

“GDPR” means Regulation (EU) 2016/679 of the European Parliament and the Council of 27 April 2016;

“Indemnity Shares” has the meaning set out in clause 8.1;

“IPO” means the admission of the whole of any class of the issued share capital of the Buyer to the Official List of the UK Listing Authority, the AIM market operated by the London Stock Exchange plc or the Nasdaq National Stock Market of the Nasdaq Stock Market Inc. or to any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000 (as amended));

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Leasehold Properties” means the leasehold properties demised by the Leases;

“Leases” means the leases listed in Schedule 6;

“Loan Note” means a loan note issued in accordance with the Loan Note Instrument;

“Loan Note Certificate” means a loan note certificate issued in respect of a Loan Note and pursuant to the Loan Note Instrument;

“Loan Note Instrument” means the zero per cent. loan note instrument entered into by the Buyer in respect of the Additional Consideration in the Agreed Form;

“Longstop Date” means 31 January 2040;

“Management Accounts” means the unaudited management accounts of the Company comprising a balance sheet as at the Management Accounts Date and a profit and loss account for the period which began on the Accounts Date and ended on the Management Accounts Date;

“Management Accounts Date” means 31 December 2019;

“Milestone Amounts” has the meaning given in paragraph 3.1 of Schedule 8;

“Milestone Fee Amount” means $[***];

“Milestones” has the meaning given in paragraph 3.1 of Schedule 8;

“Notified Claim” means a Claim which is the subject of a Claim Notice;

“Payroll Tax Claim” has the meaning given in paragraph 1 of Part 1 of Schedule 5;

“Payroll Tax Liability” has the meaning given in paragraph 1 of Part 1 of Schedule 5;

“Payroll Tax Warranty” means the Warranty set out in paragraph 12.1 of Part 2 of Schedule 5;

“Personal Data” has the meaning given in Article 4(1) of the GDPR;

“Privacy Policies” means each external or internal, past or present, privacy policy or notice of the Company, including any such policy or notice relating to: (a) the privacy of users of any service, website or mobile application operated by or on behalf of the Company; and (b) the collection, processing, use, storage, retention, disclosure, security and transfer of any Personal Data;

“Pro Rata Proportion” means, with respect to any Seller, such Seller’s pro rata proportion as set out in column (H) of Schedule 1 (as rounded to two decimal places);

“Relevant Sale Shares” means in respect of a Seller, that number of Sale Shares set against that Seller’s name in column (B) of Schedule 1;

“Relief” has the meaning given in paragraph 1 of Part 1 of Schedule 5;

“Sale Shares” means all the issued shares in the capital of the Company at Completion;

“Security Breach” means any security breach, or any similar or equivalent comprise or event, which leads, or is likely to lead, to the unintended, accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, any: (i) Personal Data or Confidential Information; and/or (ii) any Information Technology (including the Internal Systems), databases, software or technology, owned or operated by or on behalf of the Company, or any portion of any of the foregoing, including (in each case) any and all data (including Personal Data), content, media, information (including Confidential Information) or software stored therein or controlled or accessed thereby;

“Sellers’ Representative” means Robert Hawkins or any other Seller appointed as a replacement in accordance with clause 22.2;

“Sellers’ Solicitors” means Covington & Burling LLP of 265 Strand, Holborn, London WC2R 1BH;

“Shares” means the ordinary shares of £0.01 each in the capital of the Company;

“Share Trigger Event” means the earlier of: (i) the completion of a transaction or series of related transactions that result in a Buyer Change of Control; or (ii) the issue of an aggregate amount of $9,750,000 of Loan Notes by the Buyer;

“Share Trigger Shares” has the meaning given in clause 7.1;

“SHA Termination Deed” means the deed of termination, in the Agreed Form, in relation to the shareholders’ agreement relating to the Company dated 31 October 2010;

“Supervisory Authority” means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Legislation, including the Information Commissioner’s Office in the United Kingdom;

“Tax” or “Taxation” has the meaning given in paragraph 1 of Part 1 of Schedule 5;

“Tax Authority” has the meaning given in paragraph 1 of Part 1 of Schedule 5;

“Tax Claim” means a Claim under the Tax Covenant, a claim under clause 17.5 or a Tax Warranty Claim;

“Tax Covenant” means the tax covenants given in favour of the Buyer set out in Part 3 of Schedule 5;

“Tax Demand” has the meaning given in paragraph 1 of Part 1 of Schedule 5;

“Tax Warranties” means the warranties given pursuant to clause 12.1 and set out in Part 2 of Schedule 5 and a reference to “Tax Warranty” shall be construed accordingly;

“Tax Warranty Claim” means a Claim for breach of any of the Tax Warranties;

“TIL” means tumour infiltrating lymphocytes;

“UK GAAP” means generally accepted accounting principles in the UK as of the date hereof;

“VAT” means value added tax or any similar sales or turnover Tax in any jurisdiction;

“Warranties” means the warranties given pursuant to clause 12.1 and set out in Schedule 4, and the Tax Warranties, and a reference to “Warranty” shall be construed accordingly;

“Warrantor” means each of Robert Hawkins, Ryan Guest, Neill MacKenzie and Nicola Price and “Warrantors” shall be construed accordingly, and

“Warranty Claim” means a Claim for breach of any of the Warranties other than a Tax Warranty.

1.2.	In this Agreement, unless the context requires otherwise:

(a)	use of the singular includes the plural and vice versa, and use of any gender includes the other genders;

(b)

a reference to any specific legislation includes a reference to that legislation as re-enacted, consolidated, replaced or amended; any previous legislation of which it is a re-enactment, consolidation, replacement or amendment; and any subordinate legislation made under any of the same (and “legislation” in this clause 1.2(b) includes any statute, statutory provision, regulation, rule or subordinate legislation); and

(c)	“undertaking” shall have the meaning given in section 1161 of the Companies Act save that for the purposes of this Agreement, an undertaking shall include a limited liability partnership.

1.3.	In this Agreement, unless otherwise stated:

(a)	any reference to the parties or a recital, clause or schedule is to the parties (and permitted assignees) or the relevant recital, clause or schedule of or to this Agreement;

(b)	any reference in a schedule to a part or a paragraph is to a part or a paragraph of that schedule or, where relevant, to a paragraph of that part of that schedule;

(c)

any reference to a “person” includes an individual, firm, partnership, body corporate, corporation, association, organisation, government, state, foundation and trust, in each case whether or not having separate legal personality;

(d)	any reference to a company’s “annual accounts” shall mean its annual accounts and reports within the meaning of section 471 of the Companies Act and shall include the notes to those accounts;

(e)	“financial year” shall be construed in accordance with section 390 of the Companies Act;

(f)

“group undertaking” and “subsidiary undertaking” shall have the respective meanings given in section 1161(5) and section 1162 of the Companies Act, save that for the purposes of this Agreement, an undertaking shall be treated as a member of another undertaking if any of the shares in that other undertaking are registered in the name of another person (or its nominee) as security (or in connection with the taking of security) from the first undertaking or any of that first undertaking’s subsidiary undertakings;

(g)	“to the extent that” means “if and to the extent that”;

(h)

any reference to an English legal term or concept, or any court, official, governmental or administrative authority or agency in England, includes in respect of any jurisdiction other than England a reference to whatever most closely approximates to it in that jurisdiction;

(i)	any reference to an individual includes a reference to his personal representatives, on whom this Agreement shall be binding;

(j)	“$” shall each mean U.S. Dollars, the lawful currency of the United States of America; and

(k)	“£” shall each mean Pounds Sterling, the lawful currency of Great Britain.

1.4.

The schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the schedules and recitals;

1.5.

Any reference in this Agreement to a document being “in the Agreed Form” means a document in a form agreed by the parties before the signing of this Agreement and either entered into on the date of this Agreement by the relevant parties or initialled by the Buyer and the Sellers’ Representative and where that document is not entered into on the date of this Agreement, with such amendments as the Buyer and the Sellers’ Representative may subsequently agree;

1.6.

In this Agreement, the words “other”, “including”, “includes”, “include”, “in particular” and any similar words shall not limit the general effect of words that precede or follow them and the ejusdem generis rule shall not apply;

1.7.

Any sum in any currency which is required to be construed, for the purposes of this Agreement, as a sum in any other currency (for example, in construing for the purposes of Schedule 7 the amount of a Warranty Claim which is not denominated in pounds sterling) shall, unless expressly stated otherwise, be regarded as converted into that other currency at the Exchange Rate;

1.8.

Any Warranty which refers to the awareness, knowledge or belief of the Warrantors, or analogous expression, shall be deemed to include an additional statement that it has been made after due and careful enquiry of each other Warrantor, given the subject matter of the relevant provision; and

1.9.

References to the sale and/or purchase of Sale Shares and payments in consideration for the sale and/or purchase of the Sale Shares shall be construed, where appropriate, to refer to the exchange of Sale Shares for any Consideration including Buyer Shares and any Loan Notes.

2.	AGREEMENT FOR SALE

2.1.

On Completion, each Seller shall sell, and the Buyer shall buy, that Seller’s Relevant Sale Shares. Each Seller shall sell his Relevant Sale Shares with full title guarantee, free from all Encumbrances and with all rights attaching to them at Completion, including the right to receive all dividends and other distributions declared, made or paid after Completion.

2.2.

Each Seller covenants that he has the right to sell his Relevant Sale Shares on the terms of this Agreement and waives all rights of pre-emption over any of the Sale Shares, whether conferred by the articles of association of the Company or in any other way.

3.	CONSIDERATION

3.1.	As consideration (the “Consideration”) in exchange for the Sale Shares, the Buyer shall:

(a)	allot and issue to the Sellers a total of 4,700,000 Buyer Shares in the numbers shown opposite the Sellers’ respective names in column (D) of Schedule 1 upon Completion (the “Equity Consideration”);

(b)	pay to the Sellers in aggregate £610,000 in the amounts shown opposite the Sellers’ respective names in column (C) of Schedule 1 upon Completion (the “Cash Consideration”); and

(c)

issue to the Sellers, in the proportions shown opposite the Sellers’ respective names in column (H) of Schedule 1 and in accordance with clause 3.4, Loan Notes in an aggregate amount of up to $14,750,000 less the Milestone Fee Amount (if relevant), with such issue of Loan Notes being contingent upon the achievement of the relevant milestone events set out in paragraph 3 of Schedule 8 (each, a “Milestone”) (the “Additional Consideration”).

3.2.

The parties agree and acknowledge that, on the Completion Date, each Buyer Share has an unrestricted market value of $1 per Buyer Share. The Consideration shall be allocated amongst the Sale Shares so that the value of the Sale Shares (or any fraction thereof) attributable to the issue of each Buyer Share shall be equal to the unrestricted market value of such Buyer Share.

3.3.	The parties agree and acknowledge that the Equity Consideration comprises:

(a)	2,063,333 Buyer Shares Not Subject to Forfeiture; and

(b)	2,636,667 Buyer Shares Subject to Forfeiture, further split into:

(i)	[***] Share Trigger Shares, forfeitable in accordance with clause 7; and

(ii)	[***] Indemnity Shares, forfeitable in accordance with clause 8.

3.4.	The Additional Consideration shall be satisfied as follows:

(i)	on Completion, the Buyer shall execute the Loan Note Instrument;

(ii)

on each occasion a Milestone Amount is achieved in accordance with Schedule 8, the Buyer shall issue a Loan Note to each Seller in an amount equal to such Seller’s Pro Rata Proportion of such Milestone Amount (subject to clause 3.4(iv)) with, for the avoidance of doubt, such Loan Note comprising consideration provided in exchange for the Relevant Sale Shares transferred by such Seller, and the Buyer shall:

(A)	make the appropriate recordings in its register of noteholders; and

(B)	issue a Loan Note Certificate to the relevant Seller in respect of such Loan Note; and

(iii)

on each occasion a Loan Note is issued to a Seller (other than David Gilham), such Seller shall enter into a valid election under section 431(1) of ITEPA in respect of such Loan Notes and the Buyer shall procure that the Company enters into such election; and

(iv)	if; however:

(A)

prior to the date on which a Loan Note is to be issued, there is any outstanding amount in respect of a Notified Claim in respect of a (i) Fundamental Warranty Claim; (ii) Payroll Tax Claim; or (iii) Claim under the Tax Covenant, (in the case where all of the Indemnity Shares set out in column (G) of Schedule 1 against the relevant Seller’s name have already been forfeited in accordance with clause 8) and such Notified Claim is an Agreed Claim, the Buyer shall be entitled to set off such outstanding amount under a Notified Claim against the amount of the Loan Note which would otherwise be issued to the relevant Seller in respect of that applicable Milestone Amount, with the amount of the Loan Note being reduced accordingly; or

(B)

prior to the date on which a Loan Note is to be issued, there is a Notified Claim in respect of a (i) Fundamental Warranty Claim; (ii) Payroll Tax Claim; or (iii) Claim under the Tax Covenant (in the case where all of the Indemnity Shares set out in column (G) of Schedule 1 against the relevant Seller’s name have already been forfeited in accordance with clause 8) and such Notified Claim is not an Agreed Claim, the Buyer shall, in accordance with the terms of the Loan Note Instrument, be entitled to deduct from the amount of the Loan Note which would otherwise be issued to the Seller in respect of that applicable Milestone Amount with the amount of the Loan Note being reduced and once the applicable Notified Claim becomes an Agreed Claim, issue the Loan Note or the balance of the Loan Note to the relevant Seller or set off the outstanding amount of such Agreed Claim against the Loan Note in respect of the relevant Seller(s).

3.5.

The Consideration, due at or after Completion, for the Sale Shares shall, so far as permitted by law, be treated as adjusted (as relevant) by the amount of any Agreed Claim and the forfeiture of any Buyer Shares Subject to Forfeiture.

3.6.	It is acknowledged that the Buyer Shares Subject to Forfeiture, whilst to be issued in full on the Completion Date, are subject to forfeiture in accordance with clauses 7 and 8.

4.	COMPLETION

4.1.	Completion shall take place at the offices of the Buyer’s Solicitors immediately after this Agreement is executed.

4.2.	At Completion the Sellers and the Buyer shall comply with their respective obligations set out in Schedule 3.

5.	BORROWINGS

The Sellers shall ensure that at Completion all financial indebtedness of any Seller or any Associate of any Seller to the Company is repaid in full. The Sellers shall ensure that at Completion any Borrowings owing by the Company to any Seller or any Associate of any Seller are repaid in full.

6.	MILESTONE FEE AMOUNT

Upon the achievement of the Milestone corresponding to the “Upon First Commercial Sale in the U.S., EU or Asia” as detailed in paragraph 3.5 of Schedule 8, the Buyer shall be entitled to reduce the Milestone Amount in respect of such Milestone by an amount equal to the Milestone Fee Amount.

7.	FORFEITURE OF BUYER SHARES IN CONNECTION WITH SHARE TRIGGER EVENT

7.1.

It is acknowledged by the Buyer and the Sellers that forty six point ten per cent. (46.10%) of the Equity Consideration, being 2,166,667 Buyer Shares (as allocated between the Sellers in the numbers shown opposite the Sellers’ respective names in column (F) of Schedule 1) (such Buyer Shares being the “Share Trigger Shares”) will be subject to forfeiture in accordance with clauses 7.2, 7.3 and 9.

7.2.	In the event that a Share Trigger Event occurs before the Longstop Date, no Share Trigger Shares will be forfeited pursuant to this clause 7.

7.3.	In the event that a Share Trigger Event does not occur before the Longstop Date, the number of Share Trigger Shares held by each Seller shall be reduced (by way of forfeiture).

8.	FORFEITURE TO MEET CLAIMS

8.1.

It is acknowledged by the Buyer and the Sellers that ten per cent. (10%) of the Equity Consideration, being 470,000 Buyer Shares (as allocated between the Sellers in the numbers shown opposite the Sellers’ respective names in column (G) of Schedule 1) (such Buyer Shares being the “Indemnity Shares”) will be subject to forfeiture in accordance with clauses 8 and 9 in order to meet any Agreed Claim.

8.2.

The Indemnity Shares shall no longer be subject to forfeiture in accordance with clauses 8 and 9 at 23:59 GMT on the date that is eighteen (18) months after the Completion Date excluding any amount of Indemnity Shares that are already subject to a Notified Claim in accordance with this clause 8, which, for the avoidance of doubt, shall only be released (if not forfeited) once such Notified Claim becomes an Agreed Claim.

8.3.

The parties acknowledge and agree that a Seller’s Indemnity Shares shall be forfeited for nil consideration to satisfy or partially satisfy (as the case may be) such Seller’s obligations to meet any Agreed Claim.

8.4.

For the purposes of determining the number of Indemnity Shares to be forfeited for nil consideration to satisfy an Agreed Claim in accordance with clause 8.3, the value of any forfeited Indemnity Shares shall be the higher of (i) Fair Market Value of such shares as at the date of the Claim Notice, which shall be agreed by the parties in writing within twenty (20) Business Days of the Claim Notice or, failing such agreement, finally determined by an independent expert jointly appointed by the Buyer and the Sellers’ Representative, and failing such agreement to appoint an independent expert, within ten (10) days of a bona fide attempt to agree, by the President for the time being of the Institute of Chartered accountants (or the next most senior officer available); and (ii) $1 per Indemnity Share.

8.5.

Subject to paragraph 4 of Schedule 7, in the case of Fundamental Warranty Claims and/or Payroll Tax Claims only in respect of each Seller, where (i) the value of a Claim or Claims exceeds the total value of the Indemnity Shares (as set out in column (G) of Schedule 1 against the relevant Seller’s name) forfeited pursuant to this clause 8 (as determined in accordance with clause 8.4); or (ii) where there are no Indemnity Shares subject to forfeiture in accordance with clause 8.2, such Seller shall be required to make a cash payment to satisfy any outstanding amounts due in relation to any such Claim under this Agreement. For the avoidance of doubt, this clause shall not affect the Buyer’s right to seek an injunction or other court determination, where applicable, and shall not entitle the Buyer to recover cash from a Seller other than as set out in paragraph 4 of Schedule 7.

9.	FORFEITURE; GENERAL

9.1.

In the event that any Buyer Shares Subject to Forfeiture are required to be forfeited in accordance with clauses 7 and 8, the relevant Seller(s) required to forfeit such Buyer Shares will execute an Assignment Separate from Certificate duly endorsed (with date and number of shares filled in) substantially in the form set out in Schedule 10 and deliver the same to the Buyer.

9.2.

Following such forfeiture, the Buyer will become the legal and beneficial owner of such Buyer Shares Subject to Forfeiture and all rights and interests in and related to such shares, and the Buyer will have the right to transfer to its own name such shares without further action by the relevant Seller(s). For the avoidance of doubt, upon forfeiture, such Buyer Shares shall cease to be Buyer Shares Subject to Forfeiture and shall become Buyer Shares.

9.3.

Notwithstanding anything to the contrary in this Agreement, (a) the Buyer may elect to waive, in its sole discretion, its right to require forfeiture of the relevant Buyer Shares Subject to Forfeiture in whole or in part by providing written notice to the relevant Seller at any time and (b) in no event, pursuant to the terms of this Agreement, shall, on any given date, a Seller be obligated to forfeit a number of Buyer Shares that is greater than the number of Buyer Shares Subject to Forfeiture held by such Seller.

9.4.

In the event of a Buyer Change in Control or upon an IPO, the Sellers shall not be liable for any Claim (other than a Payroll Tax Claim, a Notified Claim or with respect to fraud) and any Buyer Shares Subject to Forfeiture, following the consummation such Buyer Change in Control or the listing of the shares pursuant to an IPO, shall no longer be subject to forfeiture.

9.5.

In addition to any other limitation on transfer created by applicable securities laws, no Seller shall sell, assign, hypothecate, donate, encumber or otherwise dispose of any interest in any Buyer Shares Subject to Forfeiture while such shares are subject to forfeiture in accordance with this Agreement.

10.	PROCEDURE FOR CLAIMS

10.1.

If the Buyer becomes aware of a matter which may give rise to a Claim being made, the Buyer shall as soon as reasonably practicable give written notice to the Sellers’ Representative (a “Claim Notice”):

(a)	stating the estimated quantum of such Claim (including any interest thereon); and

(b)	stating the basis for the Claim.

10.2.

No delay in providing such Claim Notice shall affect the Buyer’s rights hereunder, unless (and then only to the extent that) the Sellers are materially prejudiced thereby. Any Claim Notice may be updated and amended from time to time by the Buyer delivering an updated or amended Claim Notice, so long as the delivery of the original Claim Notice is made within the applicable claims period set out in paragraph 3 of Schedule 7.

10.3.

If the Sellers’ Representative does not contest, by written notice to the Buyer (a “Disagreement Notice”), any Notified Claim within the twenty (20) Business Day period immediately following receipt of the Claim Notice by the Sellers’ Representative, then the Notified Claim shall be considered an Agreed Claim for the purpose of this Agreement.

10.4.

If the Sellers’ Representative gives a Disagreement Notice within the twenty (20) Business Day period immediately following receipt of the Claim Notice, the Buyer and the Sellers’ Representative shall attempt in good faith for a period of ten (10) days immediately after the Buyer’s receipt of the Disagreement Notice to reach an agreement in respect thereof (and if such agreement is reached, such Notified Claim shall become an Agreed Claim for the purpose of this Agreement). If they are unable to reach an agreement, the Buyer shall apply to an English court of competent jurisdiction for a determination in relation to such Notified Claim.

10.5.

If any Notified Claim is Agreed on terms pursuant to which the Sellers (or any Seller) would not have any liability or reduced liability to the Buyer and if the Buyer has deducted from, or set off against, the amount of the Notified Claim, from any recognised Milestone Amount the Buyer shall either: (i) promptly issue such Loan Note in accordance with the procedure set out in clause 3.4(iv)(B); or (ii) redeem such Loan Note, and the Sellers (or any Seller) shall have no further liability with respect to such Agreed Claim.

11.	RELEASE OF ASSURANCES

Each Seller shall, at the cost of that Seller, execute and deliver all documents, and use all reasonable endeavours to take all other actions as the Buyer may reasonably request from time to time after Completion, in order to effect the release and discharge in full (on a non-recourse basis to the Buyer and the Company) of any Assurance given by the Company (other than any Assurance in relation to any directors’ and officers’ liability insurance policy maintained by the Company) to any person in respect of any obligation of that Seller or any Associate of that Seller.

12.	WARRANTIES

12.1.

Subject to the terms and provisions of this Agreement, each Seller warrants to the Buyer, as at the date of this Agreement and in respect of that Seller only, in the terms set out in the Fundamental Warranties.

12.2.	Subject to the terms and provisions of this Agreement, the Warrantors warrant to the Buyer as at the date of this Agreement in the terms set out in the Business Warranties and the Tax Warranties.

12.3.

The parties agree that no matter may be Disclosed against any of the Fundamental Warranties. The provisions of this clause 12.3 shall prevail over any provision to the contrary in the Disclosure Letter.

12.4.

No matter may be Disclosed against the Payroll Tax Warranty, and no matter within the actual, imputed or constructive knowledge of the Buyer or any of its agents or advisors on or prior to the date of this Agreement shall be regarded as qualifying the Payroll Tax Warranty or as being Disclosed.

12.5.	Each of the Warranties is separate and is to be construed independently of, and without reference to qualifications contained in, the other Warranties and any other provisions of this Agreement.

12.6.

Each Warrantor unconditionally and irrevocably waives any rights that Warrantor may have (in each case whether founded in negligence or otherwise) against the Company, or any director, employee, officer or agent of the Company, on whom that Warrantor has or may have relied in connection with preparing the Disclosure Letter or agreeing to any terms of this Agreement or any document to be entered into pursuant to it. Nothing in this clause 12.6 shall apply to restrict the ability of any Warrantor to make any claim against any person for fraud.

12.7.

Paragraph 2 of Part 3 of Schedule 5 (in the case of a Tax Claim) and Schedule 7 (in the case of a Warranty Claim and, where specified, a Tax Claim) shall apply to limit or exclude, in accordance with their respective terms, any liability which the Sellers might otherwise have in respect of any Warranty Claim or any Tax Claim.

13.	BUYER WARRANTIES

13.1.	The Buyer warrants to the Sellers as at the date of this Agreement that,

(a)

the Buyer has all necessary capacity, power and authority to enter into and perform its obligations under this Agreement and all agreements and documents to be executed or signed by or on behalf of the Buyer pursuant to this Agreement;

(b)

this Agreement, and all agreements and documents to be executed or signed by or on behalf of the Buyer pursuant to this Agreement, constitute, or will when executed or signed constitute, binding and enforceable obligations on the Buyer in accordance with their respective terms; and

(c)

the entering into and performance by the Buyer of its obligations under this Agreement and all agreements and documents to be executed or signed by or on behalf of the Buyer pursuant to this Agreement will not:

(i)	result in a breach of, or constitute a default under, any agreement or instrument under which the Buyer has rights or by which it is bound;

(ii)

result in a breach of, or default under, any order, judgment, decree or other decision or ruling of any court or governmental, administrative or regulatory body or agency in any jurisdiction under which the Buyer has rights or by which it is bound; and

(iii)	require the consent of any third party.

13.2.

No Insolvency Proceedings in relation to the Buyer or any part of its assets or undertaking have commenced or are pending or threatened and, so far as the Buyer is aware, there are no circumstances which entitle, or may entitle, any person to commence any such Insolvency Proceedings.

13.3.	The Buyer is able to pay its debts and the Buyer has not stopped or suspended payment of its debts.

13.4.

The share capital of the Buyer consists, as of the close of business on the date of this Agreement but prior to the issue of any of the Buyer Shares, of: (a) 9,333,330 common shares which are issued and outstanding; (b) 8,666,667 common shares which are reserved for issuance to the Buyer’s employees and consultants under the Buyer’s employee share incentive plan and of which 1,918,333 remain available for grant; and (c) 15,000,000 preferred shares which are issued and outstanding.

13.5.

The Buyer Shares to be issued to the Sellers hereunder, when issued, sold and delivered in accordance with the terms of this Agreement, shall be duly and validly issued, fully paid, and non-assessable, issued in compliance with all applicable Laws, and free and clear of any liens or other restrictions on transfer of any kind (including, without limitation, pre-emptive rights), other than restrictions on transfer under this Agreement, the Buyer’s constitutional documents or under applicable securities Laws.

14.	TAXATION

14.1.	The provisions of Schedule 5 shall apply with immediate effect.

14.2.

The Disclosure Letter shall not qualify the Tax Covenant or the provisions of clause 17.5 or otherwise limit the liability of the Sellers in respect of any claim brought by the Buyer under the Tax Covenant or clause 17.5.

15.	PROTECTION OF THE INTERESTS OF THE BUYER

15.1.	For the purposes of this clause 15, the following words and expressions shall have the following meanings:

“Customer” means any person who was at any time during the period of 12 months ending on the Completion Date a customer of the Company;

“Key Employee” means the persons employed or engaged by the Company on the Completion Date, whose names are set forth in Part 2 of Schedule 2;

“Prospective Customer” means any person who has at any time before Completion discussed becoming and was at Completion reasonably likely to become, a customer of the Company; and

“Supplier” means any supplier of goods or services to the Company at any time during the period of 12 months ending on the Completion Date.

15.2.

Each of the Warrantors acknowledges that the Buyer is buying the Sale Shares in accordance with the terms of this Agreement and that the Buyer is therefore entitled to protect the goodwill of the Company. Accordingly, each of the Warrantors agrees with the Buyer that he shall not, directly or indirectly, alone or jointly with any other person, and whether as a shareholder, partner, director, principal, consultant or agent or in any other capacity:

(a)

for a period [***] starting on the Completion Date, carry on or be engaged, interested or concerned in, or be associated with, assist or lend money to any business within the field of the development of tumour infiltrating lymphocytes (“TILs”) which competes with any business carried on by the Company at Completion;

(b)	for a period of [***] starting on the Completion Date, and to the detriment of any business of the Company carried on at Completion, accept business from any Customer or from any Prospective Customer;

(c)

for a period of [***] starting on the Completion Date, and to the detriment of any business of the Company carried on at Completion, solicit business from any Customer or from any Prospective Customer;

(d)

for a period of [***] starting on the Completion Date, and to the detriment of any business of the Company carried on at Completion, induce or endeavour to induce any Supplier to cease to supply, or to restrict or adversely to vary the terms of supply to, that business;

(e)	for a period of [***] starting on the Completion Date, and to the detriment of any business of the Company carried on at Completion, employ or engage the services of any Key Employee; or

(f)

for a period of [***] starting on the Completion Date, and to the detriment of any business of the Company carried on at Completion, induce, or endeavour to induce, any Key Employee to leave his position, whether or not that person would commit a breach of his contract by so leaving.

15.3.	Nothing in clause 15.2 shall prohibit:

(a)

any Warrantor from holding any interest in any securities listed or dealt in on any securities exchange or market if that Warrantor is interested in securities which amount to less than three per cent. (3%) of the issued securities of that class and which in all circumstances carry less than three per cent. (3%) of the voting rights (if any) attaching to the issued securities of that class, and if neither that Warrantor nor any Associate of that Warrantor is involved in the management of the business of the issuer of the securities or any subsidiary undertaking of that issuer except by virtue of the exercise of any voting rights attaching to the securities; or

(b)

the placing of a public advertisement for any post if the advertisement is not specifically targeted at any Key Employee, nor shall it prohibit the employment of any Key Employee who applies for a post so advertised.

15.4.

No Warrantor shall, at any time after Completion, disclose or use any confidential information relating to the Company or the Company’s customers or suppliers, save for the purposes only of any continuing employment or engagement of that Warrantor by the Company or any member of the Buyer’s Group, and each of the Warrantors shall use all reasonable endeavours to prevent the publication or disclosure of any such confidential information. This clause shall not prohibit the use or disclosure of any such confidential information to the extent permitted by clause 20.

15.5.	No Warrantor shall at any time after the Completion Date:

(a)

use in any manner in the course of any business, or (so far as within his power) permit or encourage to be so used (other than by the Company) the name Immetacyte Limited, or any other trade name, business name, mark, sign or logo used by the Company on or prior to Completion (or any confusingly similar name, mark, sign or logo); or

(b)	present himself or permit himself to be presented as in any way interested in any of the Sale Shares;

other than in relation to references to being a former shareholder of the Company.

15.6.	Each Warrantor shall ensure that none of his Associates takes or omits to take any action which, if taken or omitted by that Warrantor, would constitute a breach of clause 15.2, 15.4 or 15.5.

15.7.

Since the Warrantors have confidential information relating to the Company and a detailed awareness of the Company’s customer and supplier connections, and since the consideration payable for the Sale Shares has been calculated on the basis that each of the Warrantors would assume the obligations set out in this clause 15 the parties acknowledge that each of those obligations is reasonable as to subject matter, area and duration and is necessary to protect the Buyer’s legitimate interest in the goodwill of the Company.

15.8.

Without prejudice to any other remedy which may be available to the Buyer, the parties agree that the Buyer shall be entitled to seek injunctive or other equitable relief in relation to any breach of clauses 15.2, 15.4, 15.5 and 15.6 it being acknowledged that an award of damages might not be an adequate remedy if there is such a breach.

15.9.	Each of the Warrantors and the Buyer acknowledges that he/it has entered into this Agreement on an arm’s length basis and that he/it has taken independent legal advice in so doing.

16.	PAYMENTS AND INTEREST

16.1.

Payments to be made to the Sellers (or any of them) under this Agreement shall be made in U.S. dollars by electronic transfer of immediately available funds to the accounts of which the Sellers’ Representative gives the Buyer at least three (3) Business Days’ notice from time to time.

16.2.

Payments to be made to the Buyer under this Agreement shall be made in U.S. dollars by electronic transfer of immediately available funds to the Buyer’s Solicitors or to any other single account of which the Buyer gives the Sellers’ Representative at least three (3) Business Days’ notice from time to time.

16.3.

Payment of any sum in accordance with clause 16.1 or clause 16.2 will discharge the obligations of the paying party to pay the sum in question and the paying party shall not be concerned to see the application of the monies so paid.

16.4.

Interest shall accrue on monies which are not paid when due under this Agreement from the due date for payment (or, if there is no due date for payment, from the date payment is demanded) until the date of actual payment at the rate of two (2) per cent above the base rate from time to time of Barclays Bank plc. Such interest shall accrue on a daily basis, both before and after judgment, and be compounded monthly and be payable on demand.

17.	WITHHOLDING, GROSS-UP AND PAYROLL TAX LIABILITY

17.1.

All payments to be made by the Sellers under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law. Subject to clause 17.3, should any such deduction or withholding be required by law, the relevant Seller shall pay to the Buyer such sum as will, after the deduction or withholding, leave the Buyer with the same amount as the Buyer would have received had no deduction or withholding been made.

17.2.

If any sum paid or payable to the Buyer under this Agreement (or any sum payable to the Buyer which is discharged through any setting or netting off against or reduction in any other amount or forfeiture pursuant to clause 8) (the “original sum”) is or will be chargeable to Tax, the relevant Seller shall (subject to clause 17.3) be obliged to pay on demand such additional sum to the Buyer as will ensure that, after payment of the Tax, the Buyer is left with an amount equal to the original sum, and for these purposes a sum shall be regarded as chargeable to Tax in circumstances where it would have been chargeable to Tax but for some Relief available to the Buyer.

17.3.

If the Buyer assigns the benefit of this Agreement in accordance with clause 19, the Sellers shall not be liable to make any increased payment pursuant to the foregoing provisions of this clause, save to the extent the Sellers would otherwise have been liable had no such assignment occurred.

17.4.

If the Buyer or the Company or any member of the Buyer’s Group has from time to time any obligation to account for any Tax in relation to any payment to be made to any Seller or anything to be done in relation to any Seller pursuant this Agreement (including pursuant to any Loan Note or any Buyer Share), the Buyer, the Company and any member of the Buyer’s Group shall be entitled to deduct or withhold an amount equal to such Tax from any payment to the Seller (or to reduce any Milestone Amount in respect of that Seller by a corresponding amount), provided that any such amount shall be treated as being received by the relevant Seller. Without limitation to any other remedies pursuant to this Agreement, if any Seller is liable to the Buyer in respect of any Payroll Tax Claim which has not been satisfied, the Buyer, the Company and any member of the Buyer’s Group shall be entitled to deduct or withhold an amount equal to such Tax from any payment to the Seller (or to reduce any Milestone Amount by a corresponding amount), whether such payment arises under this Agreement or otherwise, provided that the Payroll Tax Claim shall be treated as discharged to the extent of such deduction or withholding. Notwithstanding the foregoing, in reliance of the Payroll Tax Warranty given by the Warrantors, and without prejudice to any remedy which may be available to the Buyer, the Company or any member of the Buyer’s Group, the Buyer agrees that (other than as permitted by clause 17.5) it will not withhold or deduct any amount for or on account of Payroll Tax from any payment which it makes on Completion to the Sellers. For the avoidance of doubt, the Sellers acknowledge and confirm that they have taken their own legal and Tax advice in connection with the transactions contemplated by this Agreement and the Consideration and that none of the Company, the Buyer or the Buyer’s Solicitors are providing any advice or any representation or warranty to the Sellers in connection with such matters.

17.5.

Subject to the provisions of Schedule 7, each Seller severally covenants to pay to the Buyer an amount equal to any Payroll Tax Liability of the Company, the Buyer or any member of the Buyer’s Group relating to such Seller, subject to the provisions of this clause 17.5. Each Seller severally covenants with the Buyer to pay to the Buyer an amount equal to all reasonable third party costs and expenses properly incurred by the Buyer or any member of the Buyer’s Tax Group or the Company in bringing a Claim against such Seller under this clause 17.5 (but not, for the avoidance of doubt, any costs and expenses incurred by the Buyer under paragraph 5.3 of Part 3 of Schedule 5) in respect of which such Seller is liable. This clause 17.5 shall not cover a Payroll Tax Liability if and to the extent that the Buyer has been compensated for the Payroll Tax Liability under any other provision of this Agreement. If HMRC issues a Tax Demand that any Payroll Tax Liability is due then the provisions of paragraph 6 of Part 3 of Schedule 5 shall apply to such Tax Demand. References to “Warrantors” in paragraphs 5, 6, and 7 of Part 3 of Schedule 5 shall be construed for the purposes of a Payroll Tax Claim as references to “Sellers”. Paragraph 2.1(K) of Part 3 of Schedule 5 shall apply to any Payroll Tax Claim.

18.	FURTHER ASSURANCE

The parties hereto shall at their own cost execute all such documents and do or cause to be done all such other things as another party hereto may from time to time reasonably require in order to give full effect to this Agreement.

19.	ASSIGNMENT

19.1.	This Agreement shall be binding on and enure for the benefit of the successors and permitted assignees of the parties.

19.2.

Except as provided in clause 19.3, no party may assign or otherwise dispose of any rights under this Agreement, at law or in equity, including by way of declaration of trust. Any purported assignment in breach of this clause shall be void and confer no rights on the purported assignee.

19.3.

The Buyer may assign all or any of its rights under this Agreement to any member of the Buyer’s Group, provided that: (i) any such member of the Buyer’s Group is in a position, in the reasonable opinion of the Buyer, to fulfil all of the Buyer’s obligations under this Agreement and, if not, the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed) shall be required prior to such assignment; and (ii) any such member of the Buyer’s Group shall cease to be entitled to exercise those rights, and shall reassign those rights to the Buyer, on ceasing to be a member of the Buyer’s Group, and provided also that the liability of the Sellers to any such assignee shall not be greater than their liability to the Buyer if that assignment had not occurred. If there is any such assignment, references to the Buyer (other than in this clause) shall be construed as references to the holder, at any relevant time, of the Buyer’s rights under this Agreement.

20.	ANNOUNCEMENTS AND CONFIDENTIALITY

20.1.	No party may make or permit any other person to make any press release or other public announcement about this Agreement or the transactions contemplated by it.

20.2.

Clause 20.1 shall not apply to any public announcement of the acquisition of the Sale Shares made by the Buyer, including any announcement to the customers or suppliers of (a) the Company or (b) any other member of the Buyer’s Group, which contains no material information relating to this Agreement and the transactions contemplated by it.

20.3.	Subject to clauses 20.4 and 20.6, each party shall treat the following information as confidential and shall not disclose or use it:

(a)	details of the provisions of this Agreement and any agreement, document or arrangement entered into in connection with this Agreement;

(b)	information relating to the negotiations leading to the execution of this Agreement and any agreement, document or arrangement entered into in connection with this Agreement; and

(c)

(to the extent obtained as a result of or in connection with entering into, or fulfilling obligations under, this Agreement) information relating to the other party or, in the case of the Buyer, any member of the other party’s corporate group.

20.4.	Any party may disclose or use information otherwise required by clause 15.4 or clause 20.3 to be treated as confidential:

(a)

if disclosed to or used by that party’s insurers, professional advisers, auditors or bankers (at any relevant time); any other member of the Buyer’s Group; or the insurers, professional advisers, auditors or bankers (at any relevant time) of any other member of the Buyer’s Group;

(b)

if and to the extent required for the purpose of any legal (including arbitration and regulatory) proceedings arising out of this Agreement or any other agreement, document or arrangement entered into in connection with this Agreement;

(c)	if and to the extent the information is or comes into the public domain through no fault of that party; or

(d)

if disclosed to or used by any permitted assignee, or any prospective buyer of any of the Sale Shares or any material assets of the Company, or any prospective investor in the Buyer’s Group after Completion.

20.5.

Each party shall ensure that any person to whom confidential information is disclosed pursuant to clause 20.4(a) or 20.4(d) is made aware of the obligations of confidentiality contained in this clause and complies with clause 15.4 and clause 20.3 as if binding on it directly.

20.6.

Any party may disclose or use information otherwise required by clause 15.4 or clause 20.3 to be treated as confidential, or may make, or permit any person to make, any press release or other public announcement:

(a)	if and to the extent required by applicable law or regulation in any relevant jurisdiction;

(b)

if and to the extent required or requested by any court, competent regulatory or governmental body, Tax Authority or securities exchange in any relevant jurisdiction, whether or not the requirement or request has the force of law; and

(c)	if and to the extent that such disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

and, provided that (other than in a case within clause 20.6(c)) any party using such information or making or permitting such disclosure, press release or announcement shall take all such steps as are reasonably practicable in the circumstances and permitted by law, to notify the other parties before the relevant disclosure, release or announcement is made.

21.	COSTS

21.1.

Unless expressly provided otherwise in this Agreement, [***] costs and expenses (including all legal, accounting and other professional fees) in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

21.2.

[***] shall be responsible for paying any United Kingdom stamp duty and stamp duty reserve tax arising or payable in connection with the agreement by the Sellers to transfer the Sale Shares to the Buyer pursuant to this Agreement and the transfer of the Sale Shares pursuant to this Agreement.

22.	THE SELLERS’ REPRESENTATIVE

22.1.	Any notice to be given under this Agreement to or by any Seller may be given to or by the Sellers’ Representative in accordance with clause 23.

22.2.

The Sellers may notify the Buyer that they have chosen a different person to be the Sellers’ Representative to replace the then acting Sellers’ Representative. Any such notice shall, notwithstanding clause 22.1, be valid only if signed by (or on behalf of) each Seller and otherwise shall be given in accordance with clause 23. The change in identity of the Sellers’ Representative shall take effect immediately after notice of the change is received by the Buyer or (if later) on the date (if any) specified in the notice. Until any such notice is received by the Buyer, the Buyer shall continue to be entitled to give notices to, and to rely on notices given (and other actions taken) by, the last Sellers’ Representative of whom it had actual knowledge.

22.3.

The Sellers agree that the Buyer shall be entitled to rely on notices given to and by the Sellers’ Representative under this Agreement as if given to and by each of the Sellers (or the relevant Seller, as appropriate) and shall be entitled to rely on the exercise by the Sellers’ Representative of any of the other rights and powers conferred on him by this Agreement irrespective of whether the exercise of any of those rights or powers in a particular way, or at all, is consented to or not by any Seller. The appointment of the Sellers’ Representative shall be conclusively binding on each Seller in favour of the Buyer.

23.	NOTICES

23.1.

Any notice, consent or other communication given under this Agreement shall be in writing and in English and signed by or on behalf of the party giving it, and shall be delivered by hand or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or sent by email in accordance with the details set out below:

to the Buyer:

For the attention of: Bronson Crouch, Chief Executive Officer at

[***]

with a copy (which shall not constitute notice) to the Buyer’s Solicitors for the attention of [***] at their main London office at the relevant time; and

to the Sellers (or any of them) and the Sellers’ Representative:

For the attention of: Robert Hawkins

at

[***]

with a copy (which shall not constitute notice) to the Sellers’ Solicitors for the attention of [***] at their main London office at the relevant time.

23.2.

The parties may from time to time notify each other of any other person or address for the receipt of notices or copy notices. Any such change shall take effect five (5) Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

23.3.

Any notice, consent or other communication given in accordance with clause 23.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

23.4.	The provisions of this clause 23 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.

24.	THIRD PARTY RIGHTS

24.1.

The directors, employees, officers and agents of the Company may rely upon and enforce the terms of clause 12.6, the Company and other members of the Buyer’s Group may rely upon and enforce the terms of clause 17.4 and any person to whom the Buyer may assign rights pursuant to clause 19.3 may rely upon and enforce those rights.

24.2.	The terms and rights referred to in clause 24.1 may be enforced by the third parties referred to in that clause only with the prior written consent of the Buyer.

24.3.

Notwithstanding any other provision of this Agreement, the Sellers and the Buyer may by agreement in writing rescind or vary any of the provisions of this Agreement without the consent of any third party, and accordingly section 2(1) Contracts (Rights of Third Parties) Act 1999 shall not apply.

24.4.

No third party may enforce any term of this Agreement unless it has first (and as a pre-condition of commencing any legal proceedings in relation to such enforcement) confirmed in writing to each of the parties to this Agreement that in doing so, it agrees to be bound by the terms of clause 31.

24.5.

Except as otherwise stated in this Agreement, a person who is not a party to this Agreement shall have no right pursuant to the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement. This clause shall not affect any right or remedy of a third party which exists or is available apart from that Act.

25.	WAIVER

No delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law shall be deemed to be, or be construed as, a waiver of that or any other right, power, privilege, claim or remedy, or operate so as to bar the enforcement, exercise or pursuance of that or any other right, power, privilege, claim or remedy, in any other instance at any other time.

26.	SEVERANCE

26.1.

If any provision of this Agreement is found by any court or administrative or regulatory body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

26.2.

If any provision of this Agreement is so found to be invalid or unenforceable, but would be valid or enforceable if some part of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletions, restrictions or limitations as may be necessary to make it valid.

27.	SEVERAL LIABILITY

Unless expressly provided otherwise, all obligations entered into and liabilities incurred by the Sellers in or under this Agreement are entered into or incurred by each of them severally.

28.	NO MERGER

The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

29.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall not be effective until each of the parties has executed at least one counterpart.

30.	ENTIRE AGREEMENT AND FRAUD

30.1.

This Agreement and the documents referred to in it together constitute the entire agreement and understanding of the parties relating to the transactions contemplated by this Agreement and those documents, and supersede any previous agreement between any of the parties relating to the subject matter of this Agreement and those documents, which shall cease to have any further effect.

30.2.	Nothing in this Agreement shall limit or exclude the liability of any party for the fraud of that party or any of its directors, employees, officers, agents or advisers.

31.	APPLICABLE LAW AND JURISDICTION

31.1.

The validity, construction and performance of this Agreement and any claim, dispute or matter (whether contractual or non-contractual) arising under or in connection with this Agreement or its enforceability shall be governed by and construed in accordance with the law of England.

31.2.

Each party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement (including non-contractual disputes or claims) and waives any objection to proceedings being brought in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

31.3.	Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

THIS AGREEMENT has been executed by or on behalf of the parties on the date at the top of page 1.

DETAILS OF THE COMPANY

Part 1 – Details of the Company

Name:	Immetacyte Limited

Date and place of incorporation:	29 September 2008, England

Registered number:	06709883

Registered office:	48 Grafton Street, Manchester, England, M13 9XX

Issued share capital:	3,165,200 ordinary shares of £0.01 each

Directors:	Ryan Guest

Robert Hawkins

Neill Mackenzie

Nicola Price

Secretary:	Nicola Price

Accounting reference date:	30 September

Charges:	None

PROOF details:	616KOB

Part 2 – Key Employees

Robert Hawkins

Neill Mackenzie

Ryan Guest

Nicola Price

SCHEDULE 1

Completion Obligations

1.	On or prior to Completion, the Sellers shall deliver or make available to the Buyer:

1.1.	transfers (in the Agreed Form) of the Sale Shares in favour of the Buyer, or any nominee specified by the Buyer for the purpose, duly executed by each of the Sellers;

1.2.	the share certificates representing the Sale Shares or an indemnity in the Agreed Form for any missing share certificates, duly executed as a deed;

1.3.	the resignation from their respective offices of each of the directors (other than Robert Hawkins and Neill Mackenzie) and the secretary of the Company in the Agreed Form, duly executed as deeds;

1.4.	voting powers of attorney in favour of the Buyer in the Agreed Form duly executed by each Seller as a deed;

1.5.	statements for each bank account of the Company at the close of business on the last Business Day preceding Completion;

1.6.

the seal (if any), statutory registers, certificate of incorporation and any certificate of incorporation on change of name of the Company, complete and up-to-date up to (but not including) Completion;

1.7.

an original signed copy of the minutes of a meeting of the directors of the Company, in the Agreed Form, resolving that the Company should execute or sign each document to be executed or signed by or on behalf of it at Completion, authorising the execution or signing of those documents by each person signing on behalf of the Company, and taking any other action required by the Buyer as a result of Completion;

1.8.	an original copy of the SHA Termination Deed executed by each relevant Seller;

1.9.

valid elections under section 431(1) ITEPA in the form set out in Schedule 9 executed by each Seller (other than David Gilham) covering all Buyer Shares to be acquired by such Seller (other than David Gilham); and

1.10.

a properly completed United States Internal Revenue Service Form W-8BEN (or other applicable form) in respect of each Seller certifying that such Seller is the beneficial owner of the Relevant Sale Shares and is not a United States citizen or tax resident and properly claiming the benefits of the Income Tax Convention between the United States and the United Kingdom including specifically an exemption from United States withholding tax applicable to interest payable to a United Kingdom tax resident.

2.	At Completion, the Sellers shall procure that the Company pay [***] by electronic transfer of £[***].

3.	Subject to the Sellers complying with paragraphs 1 and 2, the Buyer shall:

3.1.

deliver to the Sellers’ Solicitors a copy of the minutes of a meeting of the directors of the Buyer resolving that the Buyer should enter into and complete this Agreement, and execute or sign each other document to be executed or signed by or on behalf of it at Completion, and authorising the execution or signing of those documents by each person signing on behalf of the Buyer;

3.2.	execute the Loan Note Instrument;

3.3.	pay the aggregate sum of £610,000 to the Sellers in accordance with clause 3.1(b); and

3.4.	issue in aggregate 4,700,000 Buyer Shares to the Sellers in the proportions shown opposite their respective names in column (D) of Schedule 1.

SCHEDULE 2

Warranties

Part 1 – Title and Capacity

1.	DEFINITIONS

In this Part 1, “Insolvency Proceedings” means any insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off, or any distress, execution, commercial rent arrears recovery or other process levied or exercised, or any event similar to any such events in any jurisdiction outside England.

2.	TITLE

2.1.	Each of the Sellers is the sole legal and beneficial owner of his Relevant Sale Shares and is entitled to enjoy and exercise all his rights as a member in relation to the Company.

2.2.	No Seller has been a party to any transaction pursuant to, or as a result of, which any of his Relevant Sale Shares are, or may become, liable to be transferred or re-transferred to another person.

3.	CAPACITY

3.1.

Each Seller has all necessary capacity, power and authority to enter into and perform his obligations under this Agreement and all agreements and documents to be executed or signed by or on behalf of that Seller pursuant to this Agreement.

3.2.

This Agreement, and all agreements and documents to be executed or signed by or on behalf of a Seller pursuant to this Agreement, constitute, or will when executed or signed constitute, binding and enforceable obligations on that Seller in accordance with their respective terms.

3.3.

The entering into and performance by each Seller of his obligations under this Agreement and all agreements and documents to be executed or signed by or on behalf of that Seller pursuant to this Agreement will not:

(a)	result in a breach of, or constitute a default under, any agreement or instrument under which that Seller has rights or by which he is bound;

(b)

result in a breach of, or default under, any order, judgment, decree or other decision or ruling of any court or governmental, administrative or regulatory body or agency in any jurisdiction under which that Seller has rights or by which he is bound; or

(c)	require the consent of any third party.

3.4.

No Insolvency Proceedings in relation to any Seller or any part of his assets or undertaking have commenced or, so far as that Seller is aware, are pending or threatened and, so far as that Seller is aware, there are no circumstances which entitle, or may entitle, any person to commence any such Insolvency Proceedings.

3.5.	No Seller is unable to pay his debts and no Seller has stopped or suspended payment of his debts.

Part 2 – General

Part 2 – General

1.	SALE SHARES AND OTHER SECURITIES

1.1.	The issued share capital set out in column (B) of Schedule 1 constitutes the entire issued share capital of the Company.

1.2.

No person has a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, convert any security into or otherwise acquire, any Sale Shares, debentures or other securities of the Company, including pursuant to an option or warrant.

1.3.	No share in the capital of the Company has been allotted at a discount or otherwise than as fully paid.

1.4.

No shares in the capital of the Company have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company and all such transfers have been duly stamped (where applicable).

2.	INSOLVENCY

2.1.

The Company is able to pay its debts, whether within the meaning of section 123 Insolvency Act 1986 (without any requirement to prove any matter referred to in that section to the satisfaction of the court) or otherwise, and the Company has not stopped or suspended payment of its debts.

2.2.

No Insolvency Proceedings (as defined in Part 1 of Schedule 4) in relation to the Company or (if applicable) any part of its assets or undertaking have commenced or are pending or threatened and, so far as the Warrantors are aware, there are no circumstances which entitle or may entitle any person to commence any such Insolvency Proceedings.

3.	CONSTITUTIONAL MATTERS

3.1.	The Company has been duly incorporated or formed and is validly existing under the laws of England and Wales.

3.2.	A complete and accurate copy of the Company’s articles of association is included in the Disclosure Documents.

4.	MATERIAL INFORMATION

All of the information set out in Schedule 2 is complete and accurate.

5.	SUBSIDIARIES AND BRANCHES

5.1.

The Company has no interest in any Sale Shares, debentures, or other securities of, or any other membership interest in, any undertaking and the Company is not under a subsisting obligation to acquire any such interest.

5.2.	The Company has no agency, branch or other place of business or permanent establishment outside the United Kingdom.

6.	SHADOW DIRECTORS

No person is a shadow director (within the meaning of the Companies Act 2006) of the Company.

Part 2 – General

7.	BUSINESSES OF THE COMPANY

7.1.

No business of the Company as carried on at the date of this Agreement requires the provision of any goods or services by, or the use of any assets owned or leased by, any Warrantor or any Associate of any Warrantor, save for any services provided by a Warrantor in his or her capacity as an employee of the Company.

7.2.	No Warrantor and no Associate of any Warrantor is engaged, interested or concerned, directly or indirectly, in any TIL business which is competitive with the business of the Company.

Part 3 – Accounts, Financial, Banking and Current Trading

Part 3 – Accounts, Financial, Banking and Current Trading

1.	THE ACCOUNTS

1.1.	The Accounts complied with law and UK GAAP applicable as at the Accounts Date.

1.2.	The Accounts give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the financial year ended on such date.

1.3.

The Accounts have been prepared applying accounting principles, bases, policies, methods and techniques in a manner consistent with the way in which the same were applied in the preparation of the annual accounts of the Company in each of the two (2) financial years prior to the financial year ending on the Accounts Date.

1.4.	The Accounts were not affected by any unusual or non-recurring items or transactions not on an arm’s length basis.

1.5	A complete copy of the Accounts is included in the Disclosure Documents.

2.	MANAGEMENT ACCOUNTS

2.1.	The Management Accounts:

(a)

have been prepared in accordance with and with the same accounting policies used in preparing the Accounts, with due care and on a basis consistent with that adopted in the preparation of the management accounts of the Company for each month during the twelve month period prior to the Accounts Date; and

(b)

as at the date they were prepared, show accurately (taking into account the purpose for which they have been prepared), the Company’s assets and liabilities, and the profit or loss of the Company for the period in respect of which they were prepared.

2.2.	A complete copy of the Management Accounts is included in the Disclosure Documents.

3.	DISTRIBUTIONS

3.1.

All dividends and distributions declared, made or paid by the Company at any time in the three (3) years prior to the date of this Agreement were declared, made or paid in accordance with applicable law, the then articles of association or equivalent constitutional document of the Company and any applicable agreement with any third party.

3.2.	Since 29 September 2019, no dividends or distributions have been declared, made or paid by the Company.

4.	DEBTORS AND CREDITORS

4.1.	There are no debts owing to the Company (whether or not due for payment) other than trade debts incurred in the ordinary and proper course of business.

4.2.

No debtor has notified the Company that it intends to exercise any right of counterclaim, deduction or set off in relation to any debt owed by it or has requested that the Company extend the time in which it is required to make payment of any debt.

Part 3 – Accounts, Financial, Banking and Current Trading

4.3.

The Disclosure Documents include an accurate list of all of the trade debtors (showing names and amounts owing) of the Company which as at the Business Day prior to the date of this Agreement were unpaid at thirty (30) days after invoice.

4.4.

The Disclosure Documents include an accurate list of all of the trade creditors (showing names and amounts owing) of the Company which as at the Business Day prior to the date of this Agreement were unpaid at thirty (30) days after invoice.

4.5.

Save as Disclosed, the Company has no liability (whether actual or contingent) to pay any sum, (including any commission) to its auditors, solicitors or other professional advisers, in relation to the sale, or preparation for the sale, of the Sale Shares.

5.	SIGNIFICANT CUSTOMERS AND SUPPLIERS

5.1.	The Disclosure Letter contains an accurate list of:

(a)	all current significant customers (or groups of connected customers) of the Company; and

(b)	all current significant suppliers (or groups of connected suppliers) of the Company’s supplies.

5.2.

So far as the Warrantors are aware, having made no enquiry, no customer or supplier referred to in paragraph 5.1 is likely to cease to deal with the Company, or to deal with the Company on a smaller scale, or to change the terms on which it deals with the Company to the detriment of the Company, after the date of this Agreement or as a result of the proposed acquisition of the Sale Shares.

6.	BORROWINGS AND ENCUMBRANCES

6.1.	In this paragraph 6, “Facilities” means any financial facility available to the Company.

6.2.

The Company has no Borrowings or Facilities, including, for the avoidance of doubt, any Borrowings in relation to any loan(s) made available to the Company by Hawkins Medical Limited and Funding Circle Limited.

6.3.	No event of default has occurred and, so far as the Warrantors are aware, there are no circumstances which are likely:

(a)	to entitle any person to require the early repayment of any Borrowings or the creation or enforcement of any Encumbrance; or

(b)	to crystallise any Encumbrance,

in	either case in accordance with the terms of any relevant agreement or instrument, and no steps for any such early repayment, creation or enforcement have been taken or threatened.

6.4.

The Company has not granted, or agreed to grant, any Encumbrance over any of its assets other than pursuant to a document, a complete and accurate copy of which is included in the Disclosure Documents.

6.5.	All charges in favour of the Company which require registration have been duly registered and are valid and enforceable.

Part 3 – Accounts, Financial, Banking and Current Trading

7.	BANK ACCOUNTS

The Disclosure Letter contains accurate account details of all current, deposit and foreign currency accounts of the Company.

8.	POSITION SINCE THE ACCOUNTS DATE

Since the Accounts Date:

8.1.

the Company has carried on its business in the ordinary and proper course and the Company has not entered into any agreement, commitment or arrangement otherwise than in good faith and on arms’ length terms;

8.2.	there has been no material adverse change in the financial or trading position of the Company;

8.3.

the Company has not disposed of or acquired, or agreed to dispose of or acquire, or is negotiating to dispose of or acquire any interest in: (a) the business of, or all or substantially all of the assets of, any undertaking; or (b) any Sale Shares, debentures or other securities or rights to share in the capital or profits of any undertaking;

8.4.	the Company has not written off or released, or agreed to write off or release, any debt owing to it other than in accordance with the Company’s current accounting policies.

8.5.	the Company has not made or agreed to make capital expenditure exceeding £[***] nor has the Company made or agreed to make capital expenditure in aggregate exceeding £[***];

8.6.	the Company has not declared, made or paid any dividend or other distribution and the Company has not agreed to do so;

8.7.	the Company has not incurred, or agreed to incur, any liability (whether actual or contingent) other than in the ordinary and proper course of its business;

8.8.	no resolution of the shareholders of the Company has been passed or proposed or circulated to those shareholders; and

8.9.

no customer or supplier (referred to in paragraph 5.1) of the Company has ceased to deal, or has notified the Company that it intends to cease to deal or to deal on a smaller scale, with the Company or has changed, or notified the Company that it wishes to change, the terms on which it deals with the Company to the disadvantage of the Company.

9.	GOVERNMENT GRANTS

The Company has not applied for or received any grant, investment, subsidy or financial assistance from any governmental department or agency or any local or other authority.

Part 4 – Compliance and Litigation

Part 4 – Compliance and Litigation

1.	DEFINITIONS

In this Part 4:

1.1.	“Authority” means any governmental, administrative, regulatory, law-enforcement, judicial or other body, authority or agency of competent jurisdiction in any jurisdiction;

1.2.	“Investigation” means any investigation, inquiry or enforcement proceedings or other process (whether criminal or otherwise) by any Authority in any jurisdiction; and

1.3.

“Proceedings” means any litigation, arbitration, mediation, conciliation, expert determination, adjudication or other dispute resolution process or criminal, regulatory or administrative proceedings in any jurisdiction.

2.	CONDUCT OF BUSINESS

2.1.

The Company has not (and, so far as the Warrantors are aware, no officer, agent, employee or other person acting or performing services for or on behalf of the Company, has in the course of his duties) done or omitted to do any act or thing in contravention of any material applicable law or regulation in any jurisdiction.

2.2.

The Company holds, and has at all times held, all registrations, licences, authorisations and consents required to carry on its business in all jurisdictions in the manner in which it now carries on business.

2.3.

The Company has not breached any material provision of any registration, licence, authorisation or consent referred to in paragraph 2.2 of this Part 4, and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such breach.

2.4.

So far as the Warrantors are aware, the Company has fully implemented all corrective actions as detailed in the Company’s correspondence with the Medicines and Healthcare Products Regulatory Agency, dated 5 July 2019.

3.	ANTI-CORRUPTION

In this paragraph 3, “Anti-Bribery Laws” means the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1977 or any other anti-bribery or anti-corruption legislation in other jurisdictions in which the Company operates.

3.1.	The Company has not at any time committed any offence under, or otherwise contravened any, Anti-Bribery Laws.

3.2.	The Company has conducted its business and corporate affairs in accordance with its constitutional documents and in all material respects in compliance with Anti-Bribery Laws.

3.3.

The Company has in place (and has had in place at all relevant times) adequate procedures designed to prevent any officer, agent or employee of the Company, or any other person who performs services for or on behalf of the Company, from undertaking any conduct which could result in the Company committing an offence under Anti-Bribery Laws.

4.	COMPETITION LAW

4.1.

So far as the Warrantors are aware, the Company is not nor has been a party to or concerned in any agreement, concerted practice or course of conduct which in whole or in part infringes Competition Law.

Part 4 – Compliance and Litigation

4.2.	The Company is not the subject of any investigation, inquiry or proceedings in connection with any actual or alleged infringement of Competition Law.

4.3.

No such investigation, inquiry or proceedings as mentioned in paragraph 4.2 has been threatened or, so far as the Warrantors are aware, is pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

4.4.

So far as the Warrantors are aware, the Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency, authority or court responsible for enforcing Competition Law and has not given any undertakings or commitments to such bodies which affect the conduct of the business of the Company.

5.	DATA PROTECTION

5.1.	The Company has complied in all material respects with:

(a)	all Data Protection Legislation;

(b)	all contractual commitments that it has entered into with respect to Personal Data; and

(c)	all of its then-current Privacy Policies.

5.2.	Each of the Privacy Policies provides or provided (as applicable) accurate and sufficient notice of the:

(a)	Company’s then current privacy practices (including, the collection, processing, use, storage, retention, disclosure, security and transfer of any Personal Data); and

(b)	the legal basis / lawful ground relied upon in respect of each processing activity carried out by the Company,

in each case, in the fashion and to the standard required by applicable Data Protection Legislation.

5.3.

The Company is in compliance in all material respects with and has for the past five (5) years complied with all Applicable Laws relating to data protection. The Company’s employees, contractors, consultants and other personnel:

(a)

receive all appropriate and necessary training regarding the applicable requirements of the Data Protection Legislation, to such standard and with such frequency as accords with industry best practice; and

(b)	have at all times complied in all material respects with the applicable requirements of the Data Protection Legislation.

5.4.	The Company:

(a)	has undertaken appropriate due diligence on any third parties it has appointed to process Personal Data on its behalf (together, “Company Processors”);

(b)

has an agreement in force and effect with each Company Processor (copies of which are included in the Disclosure Documents), which incorporates the terms stipulated by Article 28 of the GDPR and complies with all other applicable requirements of the Data Protection Laws; and

Part 4 – Compliance and Litigation

(c)	has not disclosed (intentionally or otherwise) any Personal Data to any third party otherwise than pursuant to an agreement Disclosed in response to paragraph 5.4(b).

5.5.	The Company has:

(a)

appointed a data protection officer (as that role is described in Section 4 of the GDPR) if required to do so under the Data Protection Legislation, and details of such appointment are set out in the Disclosure Letter;

(b)	maintained complete, accurate and up to date records of all its Personal Data processing activities as required by the Data Protection Legislation;

(c)

carried out and maintained complete, accurate and up to date records of, all: (i) data protection impact assessments; and (ii) ‘legitimate interest assessments’ (as that term is commonly understood in the context of the processing of Personal Data), in each case, as required by the Data Protection Legislation; and

(d)

put in place an data breach response plan (a copy of which has been Disclosed), which accord with standards required by industry best practices, that enables the Company to comply with: (i) the related requirements of the Data Protection Legislation; and (ii) its applicable contractual commitments to third parties, in the event of a Security Breach.

5.6.

The Company has implemented, followed and, if required by Applicable Laws relating to data protection, notified any Supervisory Authority of its data privacy, data protection and data security practices regarding the processing of personal information in connection with the operation of its business.

5.7.

So far as the Warrantors are aware, no Personal Data held by the Company is inaccurate and there has been no loss, damage, or unauthorised access, use, modification, or other misuse or unlawful processing of any Personal Data.

5.8.	So far as the Warrantors are aware, the execution, delivery and performance of this Agreement and the transactions contemplated therein will not result in any breach or other violation of:

(a)	any applicable Company Privacy Policy;

(b)	any Data Protection Legislation; or

(c)	any contractual commitment made by the Company that is applicable to Personal Data processed, held or controlled by the Company.

5.9.

The Company has duly complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of its processing activities, in each case as required by the Data Protection Legislation.

5.10.

In respect of the Company’s notifications or registrations referred to in paragraph 5.9 above: (i) the details contained therein are correct, proper and suitable for the purpose(s) for which the Company processes the Personal Data which are the subject of them; and (ii) the contents of all such notifications or registrations have been disclosed in the Disclosure Letter.

5.11.

The Company uses, and has used, efforts, which accord with standards required by industry best practices, to ensure that all Personal Data in its possession or under its control is protected against loss, damage, and unauthorised access, use, modification, or other misuse or unlawful processing, having regard to the nature of the Personal Data which is to be protected.

Part 4 – Compliance and Litigation

5.12.	The Company has all authority necessary to receive, access, use and disclose all Personal Data in its possession or under its control in the conduct and operation of the Business as now conducted.

5.13.

The Company has not transferred or otherwise made available any Personal Data to any person located outside the European Economic Area otherwise than in accordance with applicable Data Protection Legislation.

5.14.

The Company has not received any claim, notice, letter, complaint or notification of a request for assessment or other communication from any person (including a Supervisory Authority or any data subject to whom the Personal Data relates) alleging breach by the Company of any Data Protection Legislation, and, so far as the Warrantors are aware, there are no circumstances which might give rise to any such notice, letter, complaint, or notification being served, given or made.

5.15.

No individual has been awarded, or otherwise received, compensation by or from the Company (whether pursuant to court proceedings or not) under the Data Protection Legislation, no claim for such compensation is outstanding and there are no circumstances which might lead to any claim for such compensation being made.

5.16.

There are no outstanding information, enforcement or audit notices or requests under applicable Data Protection Legislation currently outstanding against the Company, nor any outstanding appeal against any such notices or requests, nor are there any circumstances which may give rise to the giving of any such notices or requests.

5.17.

The Company has complied with all data subject requests in respect of Personal Data controlled by the Company, including any requests for blocking, erasure, portability or rectification of Personal Data, or for the cessation or restriction of specified processing activities, and there are no such requests outstanding at the Completion Date.

6.	BOOKS, RECORDS AND RETURNS

6.1.

The register of members, minute books, other statutory books and registers of the Company have been properly kept, are in the possession and ownership or under the control of the Company and are up to date and contain true and accurate records of all matters required to be dealt with therein.

6.2.	No claim has been received by the Company that any of the books, registers or records referred to in paragraph 6.1 is incorrect or should be rectified.

6.3.	All accounts and annual or other returns in relation to the Company required to be filed with the Registrar of Companies have been duly and properly filed.

7.	LITIGATION

7.1.	The Company:

(a)	is not engaged, or has during the period of three (3) years ending on the date of this Agreement been engaged, in any Proceedings, whether as claimant or defendant or in any other capacity;

(b)

has not received notice that it is subject to any Investigation, and so far as the Warrantors are aware, is not the subject of any existing or pending order, judgment or other decision or ruling of any Authority or of any other court, tribunal or arbitrator in any jurisdiction;

Part 4 – Compliance and Litigation

(c)

has not given any undertaking or assurance which remains in force (whether or not legally binding) to any third party arising out of, or in connection with, any Proceedings or Investigation, or to any Authority; or

(d)	is not in material dispute with any person in relation to any matter.

7.2.

No Proceedings or Investigations are pending or threatened by or against the Company and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such Investigation or Proceedings.

7.3.

No officer, agent, employee or other person acting on behalf of the Company is engaged in or subject to any Proceedings or Investigation which could result in liability or loss for the Company, no such Proceedings or Investigations are pending or threatened against any such person and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such Proceedings or Investigation.

7.4.	So far as the Warrantors are aware, no officer, agent, employee or other person who performs services for or on behalf of the Company:

(a)	is engaged in or subject to any Proceedings or Investigation; or

(b)	has done or omitted to do any act or thing in contravention of any law or regulation;

in each case which would be likely to have an adverse effect on the reputation or goodwill of the Company. So far as the Warrantors are aware, no such Proceedings or Investigations are pending or threatened against any such person and there are no circumstances which are likely to give rise to any such Proceedings or Investigations.

Part 5 – Contracts

Part 5 – Contracts

1.	DEFINITIONS

In this Part 5:

1.1.

“Material Agreement” means an agreement under which the Company has rights or by which the Company is bound and which is of material importance to the financial or trading position, operations or prospects of the Company.

2.	COMPANY CONTRACTS

2.1.	The Warrantors have Disclosed all Material Agreements with any third party to which the Company is a party.

2.2.	The Company has not entered into any contract:

(a)	which is not in the ordinary course of business or which is not on arm’s length terms;

(b)	which involves or may involve obligations, restrictions or expenditure of an unusual, onerous or exceptional nature, or which is or is likely to be loss-making;

(c)	which is not capable in accordance with its terms of being performed in full within six (6) months of the date on which it was entered into;

(d)	under which an aggregate amount of more than £100,000 is, or is likely to become, payable by or to the Company;

(e)

which provides for the Company to receive any sum, right or other asset, or discharge any liability, whose amount or value is expressed in or by reference to any currency other than pounds sterling or under which any right or obligation of the Company may be modified if there is any change in currency exchange rates;

(f)	which limits the ability of the Company to carry on any business anywhere in the world in any manner it thinks fit;

(g)	under which any exclusive or sole rights are granted by or to the Company;

(h)	which involves partnership, consortium, joint venture or other arrangements for sharing income, profits, losses or expenses;

(i)	which provides for any receivables owing to the Company to be sold or discounted on a non-recourse basis;

(j)

under which the Company uses or has been supplied with goods (including any plant or equipment) or materials on terms that property in them passes when full payment is made or all indebtedness is discharged; or

(k)	pursuant to which the Company has acquired or disposed of any Sale Shares or any business and remains subject to any actual or contingent liability.

2.3.	Each Material Agreement is binding and enforceable in accordance with its terms and no Material Agreement is voidable by any party to it.

2.4.

The Company is not in breach of any material obligation in any agreement under which it has rights or by which it is bound and the Company is not in default in any material respect under any such agreement. The Company has not received any allegation of any such breach or default and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such breach or default.

Part 5 – Contracts

2.5.

The Company has not given notice to a counterparty to any agreement with it of any breach of, or default under, that agreement by the counterparty and, so far as the Warrantors are aware, no such counterparty is in breach of, or default under, any such agreement and there are no circumstances which are likely to give rise to any such breach or default.

2.6.

The Company has not given or received notice to terminate or vary any Material Agreement and, so far as the Warrantors are aware, there are no circumstances which are likely to lead to any such notice being given or received.

2.7.

The Company is not, and never has been, in breach of any of the terms of the following agreements and, so far as the Warrantors are aware, there are no circumstances that could lead to termination of the agreement and/or a claim for indemnification (or otherwise) being brought against the Company in relation to any of the following agreements, and with respect to the agreements stated in paragraphs 2.7(d) and 2.7(e) only, and, so far as the Warrantors are aware, there are no circumstances that would give rise to a re-assignment of the relevant intellectual property:

(a)	a supply agreement entered into by the Company and Cancer Research UK dated [***];

(b)	a material transfer agreement entered into by the Company and The University of Manchester dated [***];

(c)	a material transfer agreement entered into by the Company and NHS Blood and Transplant (trading as National Blood Service) dated [***];

(d)	an assignment agreement entered into by the Company and The University of Manchester dated [***]; or

(e)	a knowledge transfer partnership agreement entered into by the Company and Manchester Metropolitan University dated [***] and commencing on [***].

3.	POWERS OF ATTORNEY AND AUTHORITIES

So far as the Warrantors are aware, the Company has not given any power of attorney, or express authority to bind or commit it to any obligation, which is subsisting.

4.	NON LEGALLY BINDING ARRANGEMENTS

The Company is not party to, or otherwise subject to, any non-legally binding arrangement or understanding which is material in the context of the business of the Company.

5.	GUARANTEES

5.1.

No third party has given any Assurance or entered into any security agreement or similar agreement, which is subsisting at the date of this Agreement, in respect of any obligation of the Company, and nor has any third party agreed to do so.

5.2.

The Company has not given any Assurance or entered into any security agreement or similar agreement, which is subsisting at the date of this Agreement, in respect of any obligation of any person (other than the Company), and nor has the Company agreed to do so.

Part 5 – Contracts

6.	CONTRACTS AND ARRANGEMENTS WITH THE SELLERS

6.1.	The Company has not transferred any asset to or received any asset from any Seller or any Associate of any Seller other than by way of sale for market value or by way of lawfully declared dividend.

6.2.	Except for any contract of employment included in the Disclosure Documents:

(a)

there is no subsisting agreement or arrangement between the Company and any Seller or any Associate of any Seller (including any agreement or arrangement pursuant to which a management charge is payable by the Company); and

(b)	the Company is not a party to any agreement or arrangement in which any Seller or any Associate of any Seller is interested (whether directly or indirectly),

and no such agreement or arrangement has subsisted at any time during the period of three (3) years ending on the date of this Agreement.

6.3.	No Seller and no Associate of any Seller has any right to make any claim against the Company except in respect of accrued and unpaid salary or unreimbursed expenses.

6.4.

The Company is not engaged or interested (whether directly or indirectly) in any Proceedings (as defined in paragraph 1.3 of Part 4) in which any Seller or any Associate of any Seller is engaged or interested (whether directly or indirectly).

7.	EFFECT OF AGREEMENT

The sale of the Sale Shares to the Buyer and the performance by the parties of their obligations under this Agreement:

7.1.	will not result in a breach of, or constitute a default under, any Material Agreement or any registration, licence, authorisation or consent referred to in paragraph 2.2 of Part 4;

7.2.	will not entitle any party to a Material Agreement to be released from any of that party’s obligations or to terminate or vary its rights or obligations under that Material Agreement; and

7.3.

will not create or accelerate any obligation of the Company or cause or require the Company to lose or dispose of any right or asset or any interest in any right or asset, including by way of the imposition or crystallisation of any Encumbrance.

Part 6 – Assets and Insurance

Part 6 – Assets and insurance

1.	ASSETS SUFFICIENT FOR THE BUSINESS

The assets and rights owned by or licensed to the Company, together with any assets held under a finance lease, hire purchase agreement, rental agreement or credit sale agreement listed in the Disclosure Letter, comprise materially all of the assets and rights necessary to continue the business of the Company as carried on at the date of this Agreement and to fulfil all of its existing agreements and commitments.

2.	OWNERSHIP AND POSSESSION OF ASSETS

2.1.	All of the tangible assets owned by the Company, or which the Company has the right to use, are in the possession and ownership or under the control of the Company.

2.2.

The Company has not been a party to any transaction pursuant to, or as a result of, which any material asset or right owned or purportedly owned by the Company is, or may become, liable to be transferred or re-transferred to another person.

3.	INSURANCE

3.1.	The Disclosure Documents include complete and accurate copies of all subsisting insurance policies maintained by or on behalf of the Company.

3.2.	The Company maintains, and has at all material times maintained, adequate insurance against all risks required by applicable law or regulation to be covered by insurance.

3.3.

All conditions of the subsisting insurance policies of the Company have been complied with, all premiums due on such policies have been paid and, so far as the Warrantors are aware, there are no circumstances in relation to the Company which are likely to result in an increase in premium or to affect renewal adversely.

3.4.	So far as the Warrantors are aware, no act or omission by or on behalf of the Company has rendered void or voidable, or given rise to any breach of, any subsisting insurance policy of the Company.

3.5.	The Company has not been refused insurance during the period of three (3) years ending on the date of this Agreement.

3.6.

The Disclosure Letter contains a complete and accurate list of all insurance claims in excess of £10,000 made by the Company during the period of twenty-four (24) months ending on the date of this Agreement, and so far as the Warrantors are aware, there are no circumstances which entitle or might (with the passage of time) entitle the Company to make such a claim.

4.	CONDITION AND MAINTENANCE OF FACILITIES

All plant, machinery, vehicles and office and other equipment owned or used by the Company are in good repair and condition (subject to fair wear and tear) and have been regularly maintained in accordance with applicable laws and regulations and in accordance with the provisions of any applicable finance leases and hire purchase, rental, credit sale and other similar agreements.

Part 7 – Property

Part 7 – Property

1.	TITLE

1.1.	Except for the Leasehold Properties, the Company does not own, let, occupy or otherwise use any property or have any legal or equitable right in relation to any property.

1.2.	The Leasehold Properties are all occupied solely by the Company.

2.	INFORMATION

2.1.	All of the information contained in Schedule 6 is complete and accurate.

2.2.	Complete and accurate copies of the Leases are included in the Disclosure Documents.

3.	ENCUMBRANCES

3.1.	The Leasehold Properties are free from Encumbrances and from any other matters of an onerous nature which are likely to affect their value.

3.2.	The Leasehold Properties are not subject to outgoings other than business and water rates, rent, insurance premiums, service charges and other payments due under the relevant Lease.

4.	LIABILITIES

4.1.	The Company has no liability (whether actual or contingent) in respect of any land or buildings formerly owned or occupied by it or in respect of any related documentation.

4.2.	The Company has no liability (whether actual or contingent) under any guarantee or indemnity in respect of any land or buildings other than pursuant to the Leases.

5.	COMPLIANCE, ADVERSE NOTICES AND DISPUTES

5.1.	The Company has not failed to comply with:

(a)	any planning law or regulation or statutory obligation affecting any of the Leasehold Properties or their use; or

(b)	any environmental or health and safety law or regulation in relation to any of the Leasehold Properties or in relation to the operation of the business of the Company.

5.2.	The Company has not been notified of any outstanding compulsory purchase notice, closing demolition or clearance order, enforcement notice or stop notice affecting any of the Leasehold Properties.

5.3.

The Company is not in dispute with any neighbouring owner with respect to any boundary wall or fence relating to any of the Leasehold Properties, any easement or right over or means of access to or from any of the Leasehold Properties, or any other matter relating to any of the Leasehold Properties and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such dispute.

5.4.

The Company has obtained and complied with all registrations, licences, authorisations, permits and consents which it is required to have under environmental or health and safety law or regulation for the operation of its business.

Part 7 – Property

6.	CONDITION OF THE LEASEHOLD PROPERTIES

6.1.

The buildings and other structures on or comprising the Leasehold Properties are in good and substantial repair and condition and fit for the purposes for which they are used and enjoy all necessary mains services.

6.2.	All means of access to and from the Leasehold Properties are over roads to which the public has access and are not subject to any determination rights.

7.	LEASEHOLD PROPERTIES

7.1.

In relation to each Leasehold Property set against its name in Schedule 6, the Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in the relevant Lease and in any supplemental or collateral documentation.

7.2.	All notices given and requirements notified by the landlord under any Lease have been complied with.

7.3.	All the Leases are in full force.

7.4.	The licences, consents and approvals required from the landlords and any superior landlords under the Leases have been obtained.

7.5.	No rent review is outstanding or in progress under any of the Leases.

7.6.	The landlord has not exercised the option to tax or elected to waive VAT exemption in respect of any Leasehold Property.

7.7.	No notice to determine any Lease has been served on or by the Company.

7.8.

So far as the Warrantors are aware, the landlord of each Leasehold Property has observed and performed the covenants on the part of the landlord and the conditions contained in the relevant Lease and in any supplemental or collateral documentation.

Part 8 – Employment

Part 8 – Employment

1.	DEFINITIONS

In this Part 8:

1.1.	“Consultant” means any individual who is not an Employee who has undertaken to do or perform personally, or is supplied to do or perform personally, any work or services for the Company;

1.2.	“Employee” means any director or other individual employed by the Company under an employment contract; and

1.3.	“Relevant Transfer” means a relevant transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006.

2.	TERMS OF EMPLOYMENT OR ENGAGEMENT

2.1.	The Disclosure Letter contains in relation to each Employee and Consultant in the Company complete and accurate details of:

(a)	such Employee’s or Consultant’s current remuneration (including any benefits and privileges provided or which the Company is bound to provide to him or his dependants, whether now or in the future);

(b)	the commencement date of each contract of employment or engagement, and if an Employee, the date on which continuous service began;

(c)	the length of notice required to terminate each contract of employment or engagement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(d)	the type of employment or engagement (whether full or part time or other); and

(e)	if any Employee or Consultant works or is paid outside England;

(f)	the country in which that Employee or Consultant works or performs services; and

(g)	the law governing the contract of employment or engagement.

2.2.	The Disclosure Documents include:

(a)	complete and accurate copies of all standard contracts, handbooks, policies and other documents which apply to the employment or engagement of any of the Employees and Consultants;

(b)	complete and accurate copies of all agreements and commitments entered into by the Company in relation to any Employee or Consultant; and

(c)	complete and accurate details of any outstanding offer of employment or engagement to provide work or services, made to any individual by the Company.

2.3.	No contract of any Employee or Consultant deviates from the standard contracts, handbooks, policies and other documents referred to in paragraph 2.2(a).

2.4.	Since 29 December 2019, the Company has not made an offer of employment, nor entered in a proposal, commitment or contract with any Employee or Consultant.

Part 8 – Employment

2.5.	No proposal or commitment has been communicated to any Employee or Consultant regarding the introduction, award, increase or improvement of any basic annual salary, fee or any material benefit.

2.6.	The Company is not under any obligation to make any payment on redundancy in excess of the statutory redundancy payment.

2.7.

The Disclosure Letter contains a complete and accurate list of all Employees and Consultant, including Employees and Consultants who are on secondment, maternity, paternity, adoption, shared parental or other leave or absent due to ill health or for any other reason.

3.	BONUS, PROFIT SHARING AND SHARE OPTION SCHEMES

3.1.

There is no scheme or arrangement in operation by or in relation to the Company under which any Employee or Consultant is entitled (or may become entitled) to any payment calculated by reference to the whole or part of the turnover, profits or sales of the Company or to any other form of bonus, commission or incentive and there is no subsisting commitment to introduce any such scheme or arrangement.

3.2.

The Company does not operate any scheme or arrangement under which share benefits are provided in respect of any Employee or Consultant (or any former Employee or Consultant) and there is no subsisting commitment to introduce any such scheme or arrangement. No other company provides any such scheme or arrangement in respect of any Employee or Consultant.

4.	TERMINATION OF CONTRACTS OF EMPLOYMENT OR ENGAGEMENT

4.1.	The Company has not given or received notice terminating the employment or engagement of any Employee or Consultant which has not yet expired.

4.2.

No Employee or Consultant is entitled to terminate his employment or engagement or to receive any payment or other benefit as a result of the sale of the Sale Shares to the Buyer or the performance by the parties of their obligations under this Agreement.

5.	COMPLIANCE

5.1.	The Company has complied:

(a)	with all material obligations imposed on it contractually in relation to each Employee and Consultant (and each former Employee and Consultant); and

(b)

with all material obligations imposed on it at any time by any law, regulation or code of practice relevant to the relations between it and any or all of its Consultants or Employees (or former Consultants or Employees) or between it and any recognised trade union.

5.2.	No Employee is subject to a current disciplinary warning or procedure including in relation to his performance.

Part 8 – Employment

5.3.	During the year ending on the date of this Agreement, the Company has not:

(a)	given, or been required to give, notice of any redundancies to the relevant Secretary of State; or

(b)

undertaken to provide information to, or consult with, (or been required to provide information to, or consult with,) any trade union or employee representatives in relation to potential redundancies or otherwise.

5.4.	Every person employed or engaged by the Company has current and appropriate permission to work in the United Kingdom.

5.5.

So far as the Warrantors are aware, no Consultant or Employee is suffering from a condition which requires or might reasonably require any adjustment within the work place in relation to his disability.

5.6.

The Company has not (and, so far as the Warrantors are aware, no predecessor or previous owner of the whole or any part of the Company’s business has) been party to a Relevant Transfer affecting any of the Employees (or former Employees) or any other person engaged (or formerly engaged) in the business of the Company and there has been no variation (or purported variation) of the terms of employment or engagement of any Employee, former Employee or such other person for any reason as a result of or connected with a Relevant Transfer. There are no circumstances which are likely to give rise to a Relevant Transfer affecting any of the Employees or any other person engaged in the business of the Company.

6.	LOANS TO EMPLOYEES OR CONSULTANTS

Other than season ticket loans, the Company has not made any loan or advance to any Employee or Consultant (or former Employee or Consultant) that is still outstanding and the Company is not under any subsisting obligation to make any such loan or advance.

Part 9 – Pensions

Part 9 – Pensions

1.	DEFINITIONS

In this Part 9:

1.1.

“Employee Benefit Scheme” means any agreement, commitment, arrangement, scheme, custom or practice (in each case whether or not (a) enforceable, (b) a registered pension scheme under the Finance Act 2004 and/or (c) funded for in advance) for the payment of any pension, allowance, lump sum or other benefit on or after death, accident, retirement or termination of employment (whether voluntary or not) or during any period of sickness or disablement;

1.2.	“Pension Scheme” means the scheme known as the Immetacyte Auto Enrolment Personal Pension Plan operated by Royal London; and

1.3.

“Relevant Employee” means any employee or director, or any former employee or director, of the Company or any other individual who at any time has undertaken to do or perform personally, or has been supplied to do or perform personally, any work or services for the Company.

2.	PENSION ARRANGEMENTS

2.1.	Except for the Pension Scheme, the Company:

(a)	does not operate, has not operated and has not agreed to operate;

(b)	has not announced any proposal to enter into or establish; or

(c)	does not contribute to and has not contributed to

any Employee Benefit Scheme for or in respect of any Relevant Employee or any dependent or beneficiary of any Relevant Employee.

2.2.	All material information relating to the Pension Scheme is included in the Disclosure Documents.

3.	CONTRIBUTIONS AND BENEFITS

The Company has paid all contributions due from it under the Pension Scheme.

4.	MORAL HAZARD ISSUES

4.1.

The Company is not nor has been an employer in relation to any defined benefit occupational pension scheme and the Company is not nor has been connected with, nor is or has been an associate of, an employer (within the meaning of sections 249 and 435 Insolvency Act 1986 respectively) in relation to any defined benefit occupational pension scheme.

4.2.

No contribution notice or financial support direction has been issued by the Pensions Regulator against the Company and no debt has been triggered under section 75 or 75A Pensions Act 1995 by or in respect of the Company. There are no circumstances which are likely to give rise to a liability on the Company or the Buyer arising out of the operation of sections 38 to 57 (inclusive) Pensions Act 2004.

Part 9 – Pensions

5.	DISPUTES

No Pension Scheme or the Company is engaged or involved in any complaint, investigation, claim or proceedings which relates to, or is in connection with, the provision by the Company of (or failure by the Company to provide) any Employee Benefit Scheme (or any benefits under any such scheme) to a Relevant Employee and, so far as the Warrantors are aware, no such complaint, investigation, claim or proceedings is pending or threatened and there are no circumstances which are likely to give rise to any such complaint, investigation, claim or proceedings.

6.	LEGAL COMPLIANCE

6.1.

The Company has not discriminated against, or in relation to, any Relevant Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in respect of the provision of (or failure to provide) any Employee Benefit Scheme or any benefits under any such scheme.

6.2.

The Company has complied with all applicable legal and administrative requirements in force from time to time as regards its automatic enrolment obligations and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to the applicable pensions’ regulator issuing a notice, fine or other sanction for non-compliance.

Part 10 – Intellectual Property

Part 10 – Intellectual Property

1.	DEFINITIONS

In this Part 10:

1.1.	“Applications” means applications for Registered Intellectual Property;

1.2.	“Business Intellectual Property” means Intellectual Property in existence at the date of this Agreement that is material to or used in connection with the business of the Company;

1.3.

“Control” means, with respect to any Intellectual Property, the possession by the Company of, or the ability (whether by ownership, license or other right) to grant access to or a licence or sublicence of, such Intellectual Property without violating the terms of any agreement or other arrangement with any other person and “Controlled” should be construed accordingly;

1.4.

“Intellectual Property” means all intellectual property, including patents, rights in goodwill, database rights and rights in data, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, rights in know-how, trade secrets and confidential information, customer and supplier lists and other proprietary knowledge and information and all rights under licences and consents in relation to any such rights and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world for their full term, including any renewals and extensions;

1.5.

“Licence” means any licence in respect of the use or exploitation of any Intellectual Property (including any unwritten or informal licensing arrangement) and any arrangement of which any licence forms part;

1.6.

“Registered Intellectual Property” means patents, registered copyrights, registered Trade Marks, registered designs and all other registered intellectual or industrial property rights in any part of the world;

1.7.	“Software” means computer software; and

1.8.	“Trade Marks” means all trade marks, service marks, domain names, business and trading names, styles, logos and get-ups (whether registered or unregistered) in any part of the world.

2.	OWNERSHIP AND LICENCES

2.1.	The Company does not own any Trade Marks or any other Registered Intellectual Property (other than patents).

2.2.

The Disclosure Documents include a complete and accurate copy of all material Licences under which the Company has rights to use or exploit Registered Intellectual Property owned by a third party (other than Licences to use generally commercially available Software on standard terms).

2.3.

The Company is the sole legal and beneficial owner of, or has a valid and subsisting Licence in writing to use and exploit, all of the other Intellectual Property that is and used in connection with its business.

Part 10 – Intellectual Property

2.4.

The Business Intellectual Property which is owned or Controlled by the Company (other than any pending applications for the registration of any such Business Intellectual Property) and, so far as the Warrantors are aware, all other Business Intellectual Property is valid, enforceable and subsisting. So far as the Warrantors are aware, no circumstances exist which may prevent any pending applications for the registration of any Business Intellectual Property which is owned or Controlled by the Company from proceeding to grant as currently filed.

3.	MAINTENANCE

3.1.	All Licences and documents (if any) material to the right, title and interest of the Company to any Business Intellectual Property are in the possession and ownership of the Company.

3.2.

The Company has at the due time paid all application, renewal and maintenance fees, taxes and other payments due in respect of the Registered Intellectual Property that it owns (whether solely or jointly) and any Applications that are in its name (whether solely or jointly) and has taken all other steps reasonably necessary to maintain and protect such Registered Intellectual Property and Applications.

3.3.	There is no Business Intellectual Property which will expire within six (6) months following the date of this Agreement.

4.	ADEQUACY OF RIGHTS

4.1.

No Business Intellectual Property is subject to any Encumbrance or limitation or restriction (whether as to term, territory, the scope of rights granted or otherwise, including moral rights) or any right of termination or reassignment, which is inconsistent with the operation of the Company’s business.

4.2.

None of the Business Intellectual Property is subject to any pending or outstanding injunction, directive, order, judgment, opposition or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Business Intellectual Property.

4.3.

So far as the Warrantors are aware, there is no Intellectual Property owned by any third party that (i) the Warrantors in good faith believe is valid and enforceable, (ii) is required by the Company to conduct its business as currently conducted and (iii) the Company is not currently authorised to use.

5.	DEALINGS

5.1.

The Company has not authorised or otherwise permitted, expressly or by implication, any use of any Business Intellectual Property nor granted to any third party any right (including any license or option), interest, waiver or covenant not to assert in respect of any Business Intellectual Property.

5.2.

So far as the Warrantors are aware, nothing has been done or omitted to be done which would jeopardise the validity, enforceability or subsistence of any Business Intellectual Property (including any acquiescence in the activities of third parties).

6.	INFRINGEMENTS

6.1.

So far as the Warrantors are aware, no goods, services or activities of the Company infringe or have infringed any Intellectual Property of a third party or involve or have involved the unlicensed use of a third party’s confidential information or give or have given rise to liability to pay compensation.

Part 10 – Intellectual Property

6.2.

So far as the Warrantors are aware, no third party has made or is making any unauthorised use or exploitation of any Business Intellectual Property or has infringed or is infringing any Business Intellectual Property and no third party or competent authority has made any claim, challenge or opposition against the Company in relation to any Business Intellectual Property.

7.	CREATION OF INTELLECTUAL PROPERTY

All persons retained, commissioned, employed or otherwise engaged by the Company from time to time and who, in the course of such engagement created, discovered, conceived or developed work in which Intellectual Property subsists or might reasonably have been expected to subsist, are bound by agreements with the Company whereby all such Intellectual Property vests in the Company and all moral rights are irrevocably and unconditionally waived. All such agreements contain terms which prevent such parties disclosing confidential information about the Company and its business. No such person has, or has made any claim to, any right, title or interest in or in respect of such Intellectual Property or to any compensation or remuneration in relation to such Intellectual Property, whether under section 40 Patents Act 1977 (or equivalent law or regulation in any jurisdiction) or otherwise.

8.	USE OF NAME

The Company does not trade or carry on business under or use any name or style other than its corporate name.

9.	CONFIDENTIAL INFORMATION AND KNOW-HOW

So

far as the Warrantors are aware, all confidential information, trade secrets and know-how of the Company (including client databases and details of the Company’s potential clients) have at all times been kept confidential and have not been disclosed to any third party (other than subject to a binding confidentiality agreement). The Company complies with, enforces and operates procedures which maintain such confidentiality.

10.	DOMAIN NAMES

In relation to each domain name which is owned or used by the Company:

(a)	the Company is the sole named registrant and does not hold the domain name on behalf of any third party;

(b)	the expiry date of the registration is listed in the Disclosure Letter; and

(c)	no such domain name is an abusive registration or susceptible to recovery by a third party.

Part 11 – Information Technology

Part 11 – Information Technology

1.	DEFINITIONS

In this Part 11:

1.1.	“Hardware” means computer hardware or networks;

1.2.	“Software” means computer software; and

1.3.	“Systems” means the Hardware and the Software and (in each case) associated documentation.

2.	HARDWARE

The Company owns the Hardware (and any associated documentation) used by it as at the date of this Agreement.

3.	SOFTWARE

The Company either owns, or has a valid and subsisting licence to use, all Software used by it as at the date of this Agreement, all of which (in the case of Software used under licence) comprises generally commercially available Software licensed on standard terms.

4.	SYSTEMS

4.1.	All Systems used by the Company are in good working order and function in accordance with all specifications and any other descriptions under which they have been supplied.

4.2.

The Systems used by the Company have been and continue to be the subject of warranty and maintenance arrangements that are adequate for the requirements of the Company and sufficient to remedy or compensate for any material defect.

4.3.

There has been no material disruption or interruption to the business of the Company in the 12 month period ending on the date of this Agreement due to failure or breakdown of the Systems used by it or any part of them.

4.4.	No third party provides any part of the Systems used by the Company under any outsourcing, services, application service provider, hosting or similar arrangement (formal or informal).

5.	SECURITY OF THE SYSTEMS

The Company maintains and keeps up-to-date:

5.1.

adequate (for the requirements of the Company) procedures, processes and software to protect the Systems used by it and any data, (including any Personal Data) held on such Systems and to prevent unauthorised access or the introduction of viruses or similar destructive code;

5.2.	adequate (for the requirements of the Company) procedures for the taking and storing of any data held on the Systems; and

5.3.

adequate (for the requirements of the Company) back-up systems and disaster recovery systems and procedures to enable it to continue to function without any material disruption or interruption if there is a failure or breakdown of any part of the Systems used by it or the destruction, corruption or loss of access to any of the data held on the Systems.

SCHEDULE 3

Taxation

Part 1 – Tax Definitions and Interpretation

1.	Definitions

Words and expressions defined in or for the purposes of the Agreement shall, except where expressly defined in this Schedule or where the context otherwise requires, have the same meanings in this Schedule and:

“Anticipated Liability” means Payroll Tax of £[***] payable in respect of the January 2020 payroll of the Company;

“Buyer’s Relief” means (i) any Relief attributable to a period after Completion or arising in respect of any Event occurring or deemed to occur after Completion, or (ii) any Relief of any member of the Buyer’s Tax Group (other than the Company);

“Buyer’s Tax Group” means the Buyer and any company or entity which at any relevant time is connected or associated with or in the same group of companies or fiscal unity or consolidation as the Buyer for the purposes of any Tax or Relief, and ‘member of the Buyer’s Tax Group’ shall have a corresponding meaning;

“CAA” means the Capital Allowances Act 2001;

“CFA 2017” means the Criminal Finances Act 2017;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Event” means any act, omission, event, transaction or occurrence and includes, without limitation, the receipt or accrual of any income, profit or gains, the declaration, making or payment of any distribution, becoming, being or ceasing to be a member of any group, fiscal unity, consolidation or partnership or associated or connected with any person, death, any winding up or dissolution, any residence or change in residence of any person for Tax purposes, the expiry of any period, the entering into of this Agreement and Completion;

“HMRC” means HM Revenue & Customs;

“ITA” means the Income Tax Act 2007;

“Payroll Tax” means employer’s and employee’s national insurance contributions, apprenticeship levy and Tax in respect of PAYE income (as defined pursuant to ITEPA and the PAYE regulations made thereunder), and any similar Tax and social security contributions in any jurisdiction, together with all penalties, fines, charges, surcharges and interest relating to any of the foregoing;

“Payroll Tax Claim” means any Claim pursuant to clause 17.5;

“Payroll Tax Liability” means any Tax Liability which comprises Payroll Tax and which arises in respect of or by consequence of or by reference to any provision of or right to receive or forfeiture or clawback of Consideration, including, without limitation, any right to acquire, or the allotment, issuance, holding, vesting, forfeiture, clawback, disposal of, or the lifting or variation of any restrictions relating to, any Buyer Shares, or any right to acquire or the issuance, holding, redemption, disposal of any Loan Notes or the making of an election under section 431 ITEPA;

“R&D Claim” means any claim for relief for expenditure on research and development under any of the provisions of Part 13 CTA 2009 or an R&D expenditure credit (as defined for the purposes of section 1040A CTA 2009) under any of the provisions of Chapter 6A of Part 3 CTA 2009;

“R&D Credit Payment” means a payment received by the Company from HMRC in respect of an R&D Claim on or before Completion, but shall not include any payment (or any amount so set off or netted off) in respect of any R&D Claim in respect of the accounting period of the Company beginning on 1 October 2018;

“Relief” means any relief, loss, allowance, claim, credit, deduction, exemption or set-off in respect of Tax or relevant to the computation of Tax or any income, profits or gains for the purposes of Tax, or any Right to Repayment, including any amount payable by a Tax Authority as a result of any R&D Claim, and:

(a)	any reference to the ‘use or set-off’ of a Relief shall be construed accordingly and shall include use or set-off in part;

(b)

references to the ‘loss’ of a Relief shall include the loss, non-availability, non-existence, reduction, counteraction, disallowance, clawback, cancellation or failure to obtain such Relief, and shall also include such Relief being available only in a reduced amount, and ‘lose’ and ‘lost’ shall be construed accordingly;

“Tax” or “Taxation” means all forms of direct and indirect tax, duty, levy, charge, contribution, rate, tariff and impost whether of the United Kingdom or any other jurisdiction and any other amount payable to any Tax Authority (including, for the avoidance of doubt, national insurance contributions in the United Kingdom and corresponding obligations elsewhere), all related withholdings or deductions and all penalties, fines, charges, surcharges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to any Taxation within this definition, including in connection with the failure to make any return, the making of any incomplete or incorrect return, the failure to maintain records or pursuant to Part 3 CFA 2017;

“Tax Authority” means HMRC and any other authority, body or official (whether in the United Kingdom or elsewhere) competent to assess, demand, impose, administer or collect Tax or make any decision or ruling on any matter relating to Tax and any other person who has a right to demand or recover amounts of, or in respect of, or on account of, Tax or a Tax Liability;

“Tax Demand” means any notice, demand, assessment, self-assessment, letter or other document or action taken by or on behalf of any Tax Authority from which it appears that there is or may be a Tax Liability or other liability in respect of which a Tax Claim may be made for which the Warrantors or the Sellers are or may be liable;

“Tax Documents” has the meaning given in paragraph 5.1 of Part 3 of this Schedule 5;

“Tax Expert” means a barrister who has specialised in relevant Tax matters for at least fifteen (15) years;

“Tax Liability” means:

(c)

any liability to make an actual payment or increased payment of, or in respect of, or on account of, Tax (whether or not presently payable), in which case the amount of the Tax Liability shall be the amount of the actual payment or the increase in the amount of the payment; and

(d)

the use or set-off (in whole or in part) of any Buyer’s Relief to reduce or eliminate any liability to make an actual payment of Tax in respect of which, but for such use or set-off, the Warrantors would have been liable in respect of a Tax Claim, in which case the amount of the Tax Liability shall be the amount for which the Warrantors would have been liable but for such use or set-off, in each case regardless of whether there is or may be any right of reimbursement or recovery against any other person;

“TCGA” means the Taxation of Chargeable Gains Act 1992; and

“VAT Refund” means any refund of VAT received by the Company from a Tax Authority on or before Completion.

2.	Interpretation

In this Schedule:

(A)	persons shall, without limitation, be treated as “connected” for the purposes of this Schedule if they are connected within the meaning of section 993 and section 994 ITA;

(B)

“profits” includes income, profits or gains of any description and from any source and any other consideration, value, receipt or measure by reference to which Tax is chargeable or assessed, and profits earned on or before a certain date or in respect of a certain period and includes profits treated as, or deemed to be, earned on or before that date or in respect of that period for Tax purposes;

(C)	any reference to an Event or the consequence of an Event occurring on or before Completion shall include, without limitation:

(1)	any Event which is deemed for relevant Tax purposes to be the case or to occur for Tax purposes on or before Completion; and

(2)	the combined effect of any two (2) or more Events all of which shall have taken place or be deemed for relevant Tax purposes to have taken place on or before Completion;

(D)

for the purposes only of determining whether the Warrantors are liable in respect of any Tax Liability in connection with any disallowance or clawback after Completion of a Relief that arose and was claimed before Completion, such clawback or disallowance after Completion shall be deemed to be an Event which occurred on or before Completion;

(E)	in any case falling within (b), (c) or (d) of the definition of Tax Liability, the Tax Liability shall be treated as arising in respect of an Event which occurred on or before Completion;

(F)

any reference to any form of Tax, Relief, legislation, law or legal or Tax concept which exists in the United Kingdom includes a reference to any equivalent or substantially equivalent Tax, Relief, legislation, law or legal or Tax concept in any other relevant jurisdiction; and

(G)

any stamp duty which is charged or chargeable on any document (or in the case of a document which is outside the United Kingdom would be so charged or chargeable if the document were in the United Kingdom) and which it is necessary to incur or which is incurred in order to:

(1)	establish or register the title of the Company to any asset;

(2)	prove to a Tax Authority any expenditure incurred by the Company; or

(3)	enable the Company or the Buyer to produce the relevant document in evidence in any civil proceedings or before any arbitrator or referee or to use the document for any other official purpose,

and any interest, penalty, charge, surcharge, fine or other similar imposition relating to such stamp duty shall be deemed to be a liability of the Company to make an actual payment of Tax, and the execution of the document or (in the case of a bearer instrument) the issue of the instrument shall be deemed to be the Event which gave rise to such liability.

Part 2 – Tax Warranties

1.	Payments of Tax

1.1.

The Company has duly and punctually paid all Tax which it has become liable to pay, and deducted, withheld or collected for payment (as appropriate) all Tax due to have been deducted, withheld or collected for payment and has accounted for or paid all such Tax to the relevant Tax Authority to the extent due to be paid prior to the date of this Agreement.

1.2.

The Company is not, and has not at any time within the last six (6) years been, liable to pay any interest, penalty or surcharge in respect of any unpaid Tax or as a result of a default in respect of any Tax matter or has otherwise been subject to the operation of any penal provision under any enactment relating to Tax.

2.	Compliance

2.1.

All returns, computations, accounts, reports, statements, assessments, claims, elections, disclaimers, notices and any other information which are or have been required to be made or given by the Company for any Tax purposes have been made or given both within the requisite periods and on a proper basis and were when made and remain true and accurate and none of them is, so far as the Warrantors are aware, or is likely to be, the subject of any enquiry, query or dispute with HMRC or other Tax Authority.

2.2.

The Company has complied at all times with all statutory requirements, regulations, notices, orders, directions and conditions relating to all relevant Taxes, including the terms of any agreement made with any Tax Authority.

2.3.

The Company has maintained complete and accurate records, invoices and other information in relation to Tax that meet all legal requirements and enable the Company to calculate any Tax liability or Relief and to deliver correct and complete returns.

3.	Tax Disputes

The Company is not, nor has it been at any time within the last six (6) years, involved in any dispute with or investigation, audit, discovery or enquiry by any Tax Authority or any enquiry into any Tax return and, so far as the Warrantors are aware, no such dispute, investigation, audit, discovery or enquiry is, planned, threatened or likely to arise.

4.	Provisions in Accounts

The provisions or reserve for Tax appearing in the Accounts are sufficient to cover all Tax for which the Company was at the Accounts Date, or may after that date become, liable to pay or account in respect of any period ended on or before the Accounts Date.

5.	Position since the Accounts Date

5.1.

In respect of the period starting immediately after the Accounts Date, the Company has no liabilities for Tax other than income tax payable pursuant to PAYE and national insurance contributions, in each case, payable in respect of amounts that the Company is contractually obliged to pay to its employees and directors in respect of that period or bonus payments made in the ordinary course of business.

5.2.	The Company has no liability for Tax that is due for payment on or before Completion, other than Tax which has been reflected in the determination of the Cash Consideration.

5.3.	No accounting period of the Company for corporation tax purposes has ended, and the Company has not made any distribution, since the Accounts Date.

6.	Secondary Liabilities

The Company is not, nor is likely to become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any person other than the Company.

7.	Obligation to Deduct or Withhold Tax

The Disclosure Letter contains full details of any circumstances in which there is or would be an obligation on the Company to deduct or withhold tax on repayment of any borrowings which the Company has in respect of any premium, interest or other amount comprised in those borrowings and whether there is or would be any obligation on the Company to pay an increased sum.

8.	Clearances, Consents and Special Arrangements

All clearances and consents obtained by the Company from any Tax Authority have been fully disclosed in the Disclosure Letter and were based on full and accurate disclosure of all the facts and circumstances material to the decision of the Tax Authority. The Company has complied in all respects with any conditions to which any such consents or clearances are subject and has not taken any action which might alter, prejudice or in any way disturb any such consent or clearance nor will anything done pursuant to this Agreement have such an effect. No Tax Authority has agreed to operate any special arrangement (being an arrangement not based on a strict and detailed application of the relevant legislation) in relation to the affairs of the Company.

9.	Close Companies

9.1.	The Company has not been treated as making a distribution within section 1064 CTA 2010 (payments, etc. to participators and associates).

9.2.

No loan or advance or debt within sections 455, 459 or 460 CTA 2010 has been (or treated as having been) incurred, made or agreed to be made by the Company, and the Company has not since the Accounts Date released, written off or agreed to release or write off the whole or part of any such loan or advance.

9.3.	No arrangements are or have been in place that give rise or could give rise to a charge to tax under section 464A CTA 2010.

10.	Inheritance Tax

The Company is not liable, and there are no circumstances in existence as a result of which it may become liable, to be assessed to inheritance tax or any other Taxation as donor or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise for the Company or any charge in relation to unpaid inheritance tax has arisen or could arise in respect of the assets of the Company or the Sale Shares.

11.	Residence and Presence Outside the UK

11.1.

The Company is, always has been and will be at Completion resident in the United Kingdom for Tax purposes. The Company is not, never has been and will not be at Completion resident for any purpose in any other jurisdiction and does not have, has never had and will not have at Completion any branch, office, permanent establishment or other taxable presence in any other jurisdiction.

11.2.

The Company is not and never has been liable for any Tax as the agent of any other person, business or enterprise and does not constitute and never has constituted the permanent establishment of any other person, business or enterprise for any Tax purposes.

11.3.	Each Seller is resident for Tax purposes solely in the United Kingdom and is not liable to Tax in any other jurisdiction.

12.	Employment

12.1.

No person has acquired a right to acquire shares or securities, or has acquired any shares or securities, which in either case may give rise to a liability in respect of any Payroll Tax for the Company upon the exercise or disposal of that right or upon the acquisition or disposal of those shares or securities. None of the Sale Shares are “restricted securities” within the meaning of section 423 ITEPA. No part of the consideration for the sale of the Sale Shares pursuant to this Agreement will be treated as employment income for UK tax purposes. David Gilham is not and has not been an employee or office-holder of the Company or any subsidiary undertaking of the Company and the shares held by David Gilham were not acquired by virtue of a right or opportunity made available by reason of an employment with the Company or any subsidiary undertaking of the Company for the purposes of section 421B ITEPA.

12.2.

Neither the Company nor any employee benefit trust or other third party has made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee (or associate of any of the foregoing) of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Tax purposes.

12.3.

The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A ITEPA and details of any trust or arrangement capable of conferring such a benefit.

12.4.	There is no arrangement, formal or informal:

(a)	Involving any Seller to redistribute (or which has the effect of redistributing) any consideration receivable under the Agreement; or

(b)

for any payment to be made to, or for any benefit to be received by, any current, former or prospective employee or office holder in connection with this Agreement or the transactions contemplated by this Agreement.

13.	R&D Claims

All R&D Claims made by the Company in the last six (6) years have been duly made on a proper basis within applicable time limits, and HMRC have not disputed or challenged and have no grounds to dispute or challenge the Company’s entitlement to make any such claim and/or the amount of any such claim. Any expenditure by the Company which has been included in such R&D Claim or to which such R&D Claim relates qualifies for relief under one or more of Chapters 2 to 4 of Part 13 CTA 2009.

14.	Groups

The Company is not and has never been a member of a group of companies for any Tax purposes, including for the purposes of section 170 TCGA, Part 5 CTA 2010 or VAT, except any group consisting only of Immetacyte Limited and Cellular Therapeutics Limited.

15.	Transfer Pricing

All transactions or arrangements made or entered into by the Company with any Associate have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented to the extent required by law. The Company is not nor has it been involved in any correspondence, enquiry or dispute or received any notice in any jurisdiction concerning the adjustment of profits of associated enterprises for Tax purposes.

16.	Loan Relationships

All financing costs arising on or before Completion, including interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter 2 Part 5 CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of that Chapter and to the extent that they are from time to time recognised in the Company’s accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

17.	Stamp Taxes

There is no instrument to which the Company is a party and which is necessary to establish the Company’s rights or title to any asset, which is or could be liable to stamp duty (or any similar duty or Tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or in respect of which the relevant duty or Tax has not been paid.

18.	Tax Avoidance

The Company has not been involved in any scheme, arrangement, transaction or series of transactions in which main purpose, or one of the main purpose was or might be held to have been: (i) the avoidance, deferral or reduction of Tax; (ii) that produced a loss for Tax purposes with no corresponding commercial loss, or (iii) containing one or more steps which have no commercial purpose other than avoiding, deferring or saving Tax or obtaining a Tax advantage.

19.	Corporate Criminal Offence

The Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 CFA 2017.

20.	VAT

20.1.

The Company (i) is, where it ought to have been so registered, a duly registered taxable person for the purposes of VAT (or other equivalent sales or similar Tax in any jurisdiction), (ii) is not, nor has in the last three (3) years been, wholly or partly exempt for such purposes, and (iii) is not subject to any conditions imposed by or agreed with any Tax Authority.

20.2.

All claims made by the Company for refunds of VAT have been made on a proper basis within applicable time limits, and HMRC have not disputed or challenged, and have no grounds to dispute or challenge, the Company’s entitlement to make any such claim and/or the amount of any such claim.

Part 3 – Tax Covenant

1.	Covenant to pay

1.1.	Liability to pay

The Warrantors covenant with the Buyer to pay to the Buyer an amount equal to any Tax Liability of the Company arising directly or indirectly in respect of or as a consequence of or by reference to:

(A)	any income, profits or gains earned, accrued or received on or before Completion;

(B)	any Event which occurred on or before Completion;

(C)	any liability for inheritance tax which:

(1)	has at Completion given rise to a charge on any of the shares or assets of the Company or given rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

(2)

after Completion gives rise to a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company and which arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring), provided that any right to pay Tax by instalments shall be disregarded and the provisions of section 213 Inheritance Tax Act 1984 shall not apply to any payment falling to be made under this Schedule;

(D)

a failure to discharge Tax by any company or person with which the Company has been, or has been treated as being, connected or otherwise associated on or before Completion, or by any company or person which at any time after Completion is treated as connected or associated in any way with, any Seller for any Tax purpose (other than the Company, the Buyer or any member of the Buyer’s Tax Group);

(E)

save in respect of the Share Trigger Shares, the Indemnity Shares and/or the Loan Notes, an option or other right to acquire securities or interest in securities granted or acquired prior to Completion or in respect of the exercise of any such option or right or any other Event in relation to such option or right, in each case where such option or right relates to securities in the Company or was granted by the Company or acquired by any officer or employee of the Company;

(F)

save in respect of the Share Trigger Shares, the Indemnity Shares and/or the Loan Notes, any employment-related securities (as defined for the purposes of Part 7 ITEPA) or interest in any employment-related securities acquired before Completion or as a result of a right or obligation (whether or not legally binding) created before Completion;

(G)

a relevant step (as defined in Part 7A ITEPA (“Part 7A”)) being taken by a relevant third party person (as defined in Part 7A) pursuant to an arrangement entered into on or before Completion by, or on behalf of, or involving any Seller, the Company or any employee benefit trust or in connection with any incentive arrangements to which any Seller or the Company is a party;

(H)

any person (other than the Company, the Buyer or any member of the Buyer’s Tax Group) making a payment or providing a benefit (otherwise than with the express written agreement of the Buyer or, after Completion, the Company) to any person to the extent that, and in circumstances where, such payment or benefit constitutes remuneration for acts undertaken for, or services rendered to, the Company by any current or former officer or employee of the Company before Completion;

(I)

any Event contemplated by this Agreement, including, without limitation, any provision of, or right to receive, Consideration, any right to acquire, or the allotment, issuance, holding, vesting, forfeiture, clawback or disposal of any Buyer Shares, or any right to acquire or the issuance, holding, redemption or disposal of any Loan Notes, in each case to the extent that such Tax Liability comprises Payroll Tax, and in each case to the extent that the Buyer is not able to recover an amount equal to such Tax Liability pursuant to clause 16; or

(J)	the failure or delay by any person to reimburse any amount in respect of income tax arising in connection with any of the circumstances or Events described in sub-paragraphs (E) to (I).

1.2.	R&D Claims and VAT Refunds

Without prejudice to the provisions of paragraph 1.1, the Warrantors severally covenant with the Buyer to pay to the Buyer an amount equal to any R&D Credit Payment or VAT Refund to a Tax Authority that is required to be repaid or otherwise accounted for to a Tax Authority as a consequence of or by reference to any R&D Claim or claim in respect of the VAT Refund made by the Company on or before Completion being wholly or partially disallowed by any Tax Authority.

1.3.	Costs and expenses

Without prejudice to the provisions of paragraphs 1.1 and 1.2, the Warrantors severally covenant with the Buyer to pay to the Buyer an amount equal to all reasonable third party costs and expenses properly incurred or payable by the Buyer or the Company in connection with or in consequence of any liability in respect of which the Warrantors are liable under this paragraph 1.

2.	Exclusions

2.1.	Exclusions

The covenants in paragraphs 1.1 and 1.2 shall not cover any Tax Liability or payment under paragraph 1.2 and the Warrantors shall not be liable for a claim for breach of the Tax Warranties (together the “Settled Tax Claim”) if and to the extent that:

(A)	the Settled Tax Claim is an Anticipated Liability;

(B)	the Settled Tax Claim was paid or discharged before Completion and such payment or discharge was reflected in the determination of the Cash Consideration;

(C)

the Settled Tax Claim arises as a result of any increase in rates of Tax made after Completion or of any change in legislation or the generally published practice or interpretation of legislation by a Tax Authority which is announced and comes into force after Completion, other than a change introduced to target Tax avoidance;

(D)

the Settled Tax Claim arises as a result of a change after Completion in any accounting policy, or the length of any accounting period for Tax purposes, of the Company other than a change in accounting policy required to bring the accounting principles and practices of the Company into line with generally accepted accounting principles;

(E)

the Settled Tax Claim results directly from a voluntary act or omission of the Company or the Buyer or any member of the Buyer’s Tax Group after Completion outside the ordinary course of the business of the Company or the Buyer or the member of the Buyer’s Tax Group, as the case may be, as carried on immediately prior to Completion and which act or omission the Company or the Buyer or the member of the Buyer’s Tax Group (as appropriate) was aware, or ought reasonably to have been aware, would give rise to such Settled Tax Claim, save where such act is:

(1)	pursuant to a legally binding obligation of the Company entered into prior to Completion;

(2)	provided for by this Agreement;

(3)	at the written request of any of the Sellers;

(4)	pursuant to an obligation imposed on the Company or any member of the Buyer’s Tax Group by any law, regulation or directive or the published practice of any Tax Authority; or

(5)	necessary to comply with any decision of any court or tribunal,

provided that, for the avoidance of doubt, any disclosure to or filing or other communication with any Tax Authority which the Buyer reasonably considers is required by applicable legislation shall not be a voluntary act to which this sub-paragraph 2.1(E) applies;

(F)	the Settled Tax Claim arises by reason of a voluntary disclaimer by the Company after Completion of the whole or part of any allowance to which it is entitled under the CAA;

(G)

the Settled Tax Claim would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade or business carried on by the Company, being a cessation or change occurring after Completion;

(H)	the Buyer has been compensated for the Settled Tax Claim under any other provision of this Agreement;

(I)

the Settled Tax Claim has been reduced or eliminated by a Relief (other than a Buyer’s Relief) arising to the Company or could have been reduced or eliminated if the Relief had not been utilised after Completion in reducing or eliminating a Tax Liability or other liability in respect of which the Warrantors would not have otherwise have been liable under this Agreement (disregarding for these purposes any financial limitations);

(J)	the Settled Tax Claim could properly be recovered from the Sellers under clause 17.5;

(K)

the Settled Tax Claim arises or is increased as a result of any failure by the Company after Completion or the Buyer or any Associate of Buyer to comply with any of their respective obligations under paragraphs 5 or 6 of this Part 3; or

(L)	the Settled Tax Claim arises in respect of any R&D Claim in respect of the accounting period of the Company beginning on 1 October 2018.

2.2.	Further exclusions

Schedule 7 shall also apply to limit or exclude, in accordance with its specific terms, the liability of the Warrantors in respect of Tax Claims.

3.	Overprovisions

If any amount of Tax provided for as an Anticipated Liability has proved to be an overprovision, and is certified as such by the auditors of the Company at the request of the Sellers’ Representative and at the cost of the Warrantors:

(A)	the amount of the overprovision shall first be set off against any payment then due from the Warrantors under this Schedule;

(B)

to the extent there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this Schedule and not previously refunded to the Warrantors, up to the amount of such excess; and

to the extent that the excess referred to in sub-paragraph (B) is not exhausted under that sub-paragraph, then the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under this Schedule.

4.	Recovery from third parties and Reliefs

4.1.	Recovery

If any payment is made by the Warrantors under this Schedule in full discharge of a Settled Tax Claim and the Buyer or the Company receives, or is or becomes entitled to recover or obtain, from any person (other than the Buyer, any member of the Buyer’s Tax Group, the Company or a current or former officer or employee of any of them) a payment or Relief relating to or arising from the Settled Tax Claim in question which would not otherwise have arisen, which in each case is not a Buyer’s Relief, is not attributable to any change in law after Completion, to a voluntary act of the Buyer or the Company or to the utilisation of a Buyer’s Relief then:

(A)

if so requested in writing by the Sellers’ Representative and at the Warrantors’ sole expense and upon the Warrantors providing such indemnity as the Buyer and/or the Company shall reasonably require against all costs and expenses to be incurred or any additional Tax liability of the Company, the Buyer or any member of the Buyer’s Tax Group which may arise, the Buyer shall take (or shall procure that the Company shall take) such action as the Sellers’ Representative may reasonably request (subject to paragraph 4.4) to enforce such recovery or to obtain such payment or Relief (unless any action or other step is taken or legal proceedings are started to put any of the Warrantors into bankruptcy or to enter into arrangements with their creditors pursuant to parts I or VII of the Insolvency Act 1986); and

(B)	if the Buyer or the Company receives or obtains such payment or Relief the provisions of paragraph 4.2 shall apply.

4.2.	Timing and amount of payments

Where the provisions of this paragraph 4.2 apply:

(A)	in a case where the Buyer or the Company receives a payment, within ten (10) Business Days of the receipt thereof the lesser of:

(1)	the amount paid by the Warrantors to the Buyer in respect of the relevant Settled Tax Claim under paragraph 1; and

(2)

an amount equal to the payment (including interest (if any)) received (less (i) all costs and expenses incurred by the Company, the Buyer or the relevant member of the Buyer’s Tax Group in obtaining such payment and (ii) any Tax paid or payable by the Company, the Buyer or any member of the Buyer’s Tax Group in respect of such receipt (or any Tax which would have been payable but for the availability of a Relief)); and

(B)

in a case where the Buyer or the Company obtains a Relief, on or before the later of (i) the date on which Tax would have become due to a Tax Authority but for the use of such Relief (provided, for the avoidance of doubt, that the Company or the Buyer shall not be required to use such Relief in priority to any other Relief) and (ii) the auditors for the time being the Company certifying (at the request of the Sellers’ Representative and at the cost of the Warrantors) the existence and amount of the Relief so obtained that would not otherwise have arisen, the lesser of:

(1)	the amount of Tax which the Company would have been liable to pay but for obtaining the Relief, as certified by the auditors of the Company at the expense of the Warrantors; and

(2)	the amount paid by the Warrantors under paragraph 1 in respect of the Settled Tax Claim giving rise to the Relief,

shall first be set off against any payment then due from the Warrantors under this Schedule and secondly, to the extent there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this Schedule (save to the extent that any amount paid by the Warrantors in respect of the Settled Tax Claim in question has previously been refunded under any provision of this Agreement or otherwise).

4.3.	Date on which payment of Tax would have been due

For the purposes of the provisions in sub-paragraph 4.2(B) above, it shall be assumed that the latest date on which a payment of Tax would have been due but for the use of a Relief is the last date on which an actual payment of Tax would have had to have been paid but for the use of the Relief without incurring any interest, charge, penalty, fine or surcharge in respect thereof.

4.4.	Action not required

The action which the Sellers’ Representative may request the Buyer or the Company to take under paragraph 4.1 does not include:

(A)

any action which, in the Buyer’s reasonable opinion, would or might be unlawful or materially prejudice the business or Tax affairs of the Buyer or the Company or any other member of the Buyer’s Tax Group; or

(B)	allowing the Seller’s Representative or the Warrantors (or any person nominated by them) to undertake the conduct of any action necessary to effect recovery of the amount in question.

5.	Tax affairs

5.1.	Assistance

The Sellers’ Representative and the Warrantors shall give the Buyer such assistance, information and documentation as may reasonably be required to enable the Buyer to prepare, submit and deal with all computations, returns, claims and other documentation of or correspondence to or from the Company relating to Tax (including Payroll Tax) (the “Tax Documents”), and deal with all matters relating to such Tax Documents, in respect of all fiscal or accounting periods of any Company ending on or before Completion and in respect of the accounting period current at Completion in respect of any Event occurring (or deemed for Tax purposes to occur) on or before Completion.

5.2.	Comments

The Buyer shall not submit any Tax Document in respect of the Company for any fiscal or accounting periods of the Company ending on or before Completion and in respect of the accounting period current at Completion in respect of any Event occurring (or deemed for Tax purposes to occur) on or before Completion, where such Tax Document would reasonably be expected to result in liability of the Warrantors under paragraphs 1.1 or 1.2, without giving the Sellers’ Representative a reasonable opportunity to comment thereon, and including all reasonable representations made by the Sellers’ Representative.

5.3.	Payroll Tax

The Buyer shall not, and shall procure that the Company and each member of the Buyer’s Tax Group shall not, (i) submit any Tax Document to a Tax Authority where such Tax Document would reasonably be expected to result in a Tax liability which is inconsistent with the Expected Tax Consequences and for which the Sellers may be liable, or (ii) otherwise treat payments of the Consideration in a way which is inconsistent with the Expected Tax Treatment, unless (a) there has been a change of law or in HMRC’s published interpretation of the law, or as a result of a Tax Demand received from HMRC or an Agreed Claim, or (b) the Buyer has first notified the Sellers’ Representative, given the Sellers’ Representative a reasonable opportunity to comment on such Tax Document or proposed treatment, and included any reasonable comments made by the Sellers’ Representative. In the event that there is disagreement between the Buyer and the Sellers’ Representative as to whether any such comments are reasonable, the Buyer shall not, and shall procure that the Company and each member of the Buyer’s Tax Group shall not, submit such Tax Document or so treat payments of Consideration unless the Buyer has obtained and delivered to the Sellers’ Representative written advice from a Tax Expert that the comments from the Sellers’ Representative are not reasonable. If the Sellers’ Representative has not provided any comments within twelve Business Days after the date on which notice is given to the Sellers’ Representative under this paragraph 5.3, the Buyer may submit the Tax Document or so treat payments of Consideration, provided that the Buyer has first served on the Sellers’ Representative written notice of its intention to do so and the Sellers’ Representative has not provided comments in accordance with this paragraph within three (3) Business Days of such notification. The Buyer acknowledges, without prejudice to any rights or remedy which may be available to the Buyer, the Company or any member of the Buyer’s Group, that, on the basis of the information reviewed and advice obtained by it at the time of this Agreement, it considers the Expected Tax Consequences to be reasonable.

5.4.	Priority

For the avoidance of doubt, the provisions of paragraph 5.3 shall take precedence over the provisions of paragraph 5.2 and paragraph 6 shall take precedence over the provisions of this paragraph 5.

6.	Notification of claims and conduct of disputes

6.1.	Notification of claims

If the Buyer or the Company becomes aware of any Tax Demand, the Buyer shall give notice to the Sellers’ Representative of that Tax Demand (including so far as practicable reasonably sufficient details of such Tax Demand, the due date for any payment and the time limits for any appeal, and so far as practicable the amount of any Tax Claim in respect thereof) as soon as reasonably practicable (and in any event not more than twenty-eight (28) days after the Buyer becomes aware of such Tax Demand), provided that the giving of such notice shall not be a condition precedent to the liability of the Warrantors under this Schedule. If any Warrantor becomes aware of any Tax Demand (prior to the Sellers’ Representative being notified by the Buyer), they shall, or shall procure that the Sellers’ Representative shall, promptly give notice in writing of such Tax Demand to the Buyer specifying the details of which they are aware.

6.2.	Conduct of dispute

Subject to paragraph 6.3, if so requested in writing by the Sellers’ Representative and if the Warrantors indemnify the Buyer to the Buyer’s reasonable satisfaction against the Tax, any additional Tax Liability and all third party costs and expenses which the Buyer or the Company may reasonably and properly incur as a result of any action taken pursuant to this paragraph 6, the Sellers’ Representative shall be entitled to direct that the Buyer take, or procure that the Company shall take, such action and give such information and assistance in connection with the Company’s Tax affairs or a Payroll Tax Liability which may reasonably be expected to give rise to a Payroll Tax Claim as the Sellers’ Representative may reasonably and promptly request to dispute, resist, appeal or compromise the Tax Liability that is the subject of the Tax Demand, provided that:

(A)

the Buyer shall not be required to delegate or procure that the Company delegate the conduct of such action to the Warrantors or the Sellers’ Representative or any agent or professional adviser of the Warrantors or the Sellers’ Representative;

(B)

the Buyer shall not be required to make or procure that the Company make a formal appeal beyond the First Tier Tax Tribunal unless the Sellers’ Representative, at the expense of the Warrantors and after disclosure of all relevant information and documents, obtains and delivers to the Buyer written advice from a Tax Expert that the appeal will, on the balance of probabilities, be successful;

(C)

the Buyer shall or shall procure that the Company shall keep the Sellers’ Representative informed as to all material developments of such action and provide the Sellers’ Representative with copies of all material correspondence with any Tax Authority relating to the relevant Tax Demand;

(D)

the Buyer shall not be required to make or procure that the Company makes any settlement or compromise of the relevant Tax Demand or Tax Liability or takes any action which is likely materially to adversely affect any post-Completion Tax Liability or the Tax affairs of the Company or any company in the Buyer’s Tax Group; and

(E)

no material written communication pertaining to the Tax Demand shall be sent to the relevant Tax Authority without the prior written approval of the Sellers’ Representative (such approval not to be unreasonably withheld or delayed).

6.3.	Buyer’s entitlement to settle etc.

The Buyer or the Company shall, without reference to the Sellers’ Representative or the Warrantors, be entitled to admit, compromise, settle, discharge or otherwise deal with a Tax Demand on such terms as it may, in its absolute discretion, think fit and without prejudice to any right or remedy under this Schedule:

(A)

if the Sellers’ Representative has not made the request or the Warrantors have not provided the indemnity referred to in paragraph 6.2 by the date being twelve Business Days after the date on which notice of the Tax Demand was given pursuant to paragraph 6.1 (provided that the Buyer has first served on the Sellers’ Representative written notice of its intention so to deal and the Sellers’ Representative has not notified the Buyer in accordance with this paragraph within three (3) Business Days of such notification);

(B)	if written notice is served on the Company or the Buyer by the Sellers’ Representative to the effect that they consider that the Tax Demand should no longer be resisted;

(C)

upon the expiry of any period prescribed by applicable legislation for the making of an appeal against either the Tax Liability in question or the decision of any court tribunal in respect of any such Tax Liability, as the case may be unless the period expires during such notice periods provided for under this paragraph 6 in which case the Buyer shall procure that the Company appeals such Tax Demand until the last day on which such notice period lapses;

(D)

if a Tax Authority alleges in writing that while the Company was under the control of the Sellers there was any act or failure to act by the Company or the Sellers in connection with the Tax Liability or Tax Demand which involves dishonesty or constitutes fraud; or

(E)

if any action or other step is taken or legal proceedings are started to put any of the Warrantors into bankruptcy or to enter into arrangements with their creditors pursuant to parts I or VII of the Insolvency Act 1986.

7.	Due Date of Payment

7.1.	Due date of payment

Where the Warrantors become liable to make any payment pursuant to a Tax Claim, the due date for the making of the payment shall be the date falling five (5) Business Days after the date of service by the Buyer of a written notice on the Sellers’ Representative demanding payment or (if later):

(A)

in the case of a Tax Liability or other liability which involves an actual payment of Tax, five (5) Business Days before the latest date on which such payment of Tax is due to be made to the relevant Tax Authority;

(B)	in the case of an obligation to make a repayment to a Tax Authority under paragraph 1.2, the date falling five (5) Business Days before the repayment is required to be made; and

(C)	in the case of a Tax Liability which results from the use or set-off of a Buyer’s Relief, the latest date on which the relevant Tax would have been due but for such use or set-off.

7.2.	Due date of Tax

For the purposes of the provisions in paragraph 7.1 above, it shall be assumed that the latest date on which a payment of Tax is due is the last date on which payment can be made to the relevant Tax Authority without incurring any interest, charge, penalty, fine or surcharge in respect thereof and on the assumption that no appeal is made against any assessment or Tax Demand.

SCHEDULE 4

Leasehold Properties

Registered proprietor (owner)	Date and type of lease	Parties	Term	Current rental	Short description of property	Current use
The University of Manchester Innovation Centre Limited	4 February 2020 – fixed term lease	The University of Manchester Innovation Centre Limited and Immetacyte Limited	1 August 2019 to [***]	£5,459 per annum	Lease relating to GC11 office on the Ground floor of Manchester Incubator Building	Use of the property for research and development, manufacturing and all uses ancillary thereto
The University of Manchester Innovation Centre Limited	4 February 2020 – fixed term lease	The University of Manchester Innovation Centre Limited and Immetacyte Limited	1 August 2019 to [***]	£77,987 per annum	Lease relating to Laboratories 2, 3 and 4 and adjoining office spaces on the second floor, East Wing of Manchester Incubator Building	Use of the property for research and development, manufacturing and all uses ancillary thereto
The University of Manchester Innovation Centre Limited	4 February 2020 – fixed term lease	The University of Manchester Innovation Centre Limited and Immetacyte Limited	4 February 2020 to [***]	£15,470 per annum	Lease relating to office 7,8 and 9 on the ground floor, Manchester Incubator Building	Use of the property for research and development, manufacturing and all uses ancillary thereto
The University of Manchester Innovation Centre Limited	4 February 2020 – fixed term lease	The University of Manchester Innovation Centre Limited and Immetacyte Limited	4 February 2020 to [***]	£125,388 per annum	Room [***] (storage unit) Ground Floor, Core Technology Facility	Use of the property for research and development, manufacturing and all uses ancillary thereto

SCHEDULE 5

Limitations on Sellers’ Liability

1.	LIABILITY

Notwithstanding the provisions of clause 12.2 and Part 3 of Schedule 5, and subject to the provisions of this Schedule 7, the parties agree that each Seller shall be liable for any Agreed Claim which is a Business Warranty Claim, a Tax Warranty Claim or a Claim under the Tax Covenant in accordance with such Seller’s Pro-Rata Proportion. For the avoidance of doubt, the liability of each Seller for all Agreed Claims shall not exceed that Seller’s Pro-Rata Proportion of the Consideration.

2.	FINANCIAL LIMITS

2.1.

Each Seller shall not be liable in respect of any Fundamental Warranty Claim, any Business Warranty Claim or any Tax Claim unless the liability in respect of that Claim would exceed $[***]. For the purposes of this paragraph, Fundamental Warranty Claims, Business Warranty Claims or Tax Claims arising from the same events or causes shall be regarded as a single Fundamental Warranty Claim, Business Warranty Claim or Tax Claim.

2.2.

Each Seller shall not be liable in respect of any Fundamental Warranty Claim, Business Warranty Claim or Tax Warranty Claim unless the aggregate liability in respect of all such Claims (excluding Claims for which the Sellers have no liability by reason of paragraph 2.1) would exceed $[***], in which circumstances the relevant Seller in respect of a Fundamental Warranty Claim or the Sellers in respect of a Business Warranty Claim or a Tax Warranty Claim shall be liable for the entire amount and not just the excess over $[***]. The Sellers shall not be liable in respect of any Claims under the Tax Covenant (other than in respect of Payroll Tax) unless the aggregate liability in respect of all Claims under the Tax Covenant exceeds $[***], in which circumstances the Sellers shall be liable for the excess.

2.3.	Subject to paragraph 2.6, the aggregate liability of the Sellers for:

(a)	all Business Warranty Claims and all Tax Warranty Claims shall not exceed the total aggregate value of the Indemnity Shares (as determined in accordance with clause 8.4); and

(b)

all Claims under the Tax Covenant shall not exceed the total aggregate value of the Indemnity Shares (as determined in accordance with clause 8.4) plus any future Milestone Amount that would otherwise be recognised and any issued but unredeemed Loan Notes, in each case, to the extent not otherwise withheld against another Agreed Claim.

2.4.

The liability of each Seller for a Fundamental Warranty Claim in respect of that Seller (together with all other Claims), and including any liability for costs and interest, shall not exceed the sum of: (i) the aggregate value of the Indemnity Shares issued to such Seller (as determined in accordance with clause 8.4); (ii) such Seller’s Pro Rata Proportion of the Cash Consideration (as set out in the column (C) of Schedule 1); (iii) the amount of any cash previously received by the relevant Seller upon the redemption of any Loan Notes; and (iv) any future Milestone Amount that would otherwise be recognised in respect of such Seller or any amount otherwise payable to such Seller on the redemption of an issued but unredeemed Loan Note.

2.5.

The liability of each Seller for a Payroll Tax Claim in respect of that Seller (together with all other Claims), and including any liability for costs and interest, shall not exceed the sum of: (i) the aggregate value of the Indemnity Shares issued to such Seller (as determined in accordance with clause 8.4); (ii) such Seller’s Pro Rata Proportion of the Cash Consideration (as set out in the column (C) of Schedule 1); (iii) the amount of any cash previously received by the relevant Seller upon the redemption of any Loan Notes; and (iv) any future Milestone Amount that would otherwise be recognised in respect of such Seller or any amount otherwise payable to such Seller on the redemption of an issued but unredeemed Loan Note.

2.6.

The liability of each Seller for each Business Warranty Claim and each Tax Claim (other than a Payroll Tax Claim) shall be limited to the percentage of the total amount of that Business Warranty Claim or Tax Claim, as the case may be, set against that Seller’s name in column (H) of Schedule 1.

2.7.

Subject to the provisions of paragraph 4 of this Schedule 7, the Buyer shall have the right to set off any and all (i) Fundamental Warranty Claims; (ii) Payroll Tax Claims; and (iii) Claims under the Tax Covenant against any future Milestone Amount that would otherwise be recognised or any amount payable on the redemption of an issued but unredeemed Loan Note.

3.	TIME LIMITS

3.1.

The Sellers shall not be liable in respect of any Business Warranty Claim or any Tax Warranty Claim unless a Claim Notice in respect of such Claim is provided on or within eighteen (18) months of the Completion Date.

3.2.	Each Seller shall not be liable in respect of any Fundamental Warranty Claim unless a Claim Notice in respect of such Claim is provided on or within eighteen (18) months of the Completion Date.

3.3.	The Sellers shall not be liable in respect of any Claim under the Tax Covenant unless a Claim Notice in respect of such Claim is provided on or before the fourth anniversary of Completion.

3.4.

Each Seller shall not be liable in respect of any Payroll Tax Claim unless a Claim Notice in respect of such Claim is provided on or before the fourth anniversary of the latter of the Longstop Date and the last date on which any Loan Note has been issued pursuant to this Agreement.

3.5.	The Sellers and the Buyer agree not to rely on the provisions of the Limitation Act 1980 in any legal proceedings relating to any claim made within the time limits set out in paragraphs 3.3 or 3.4.

3.6.

The Sellers shall not be liable in respect of any Warranty Claim unless legal proceedings are validly issued and served on the Sellers on or before the date falling twelve (12) months after the date on which that Warranty Claim is made.

4.	ORDER OF RECOVERY

4.1.

All amounts outstanding in respect of all Agreed Claims shall be recovered first through the forfeiture of the Indemnity Shares in accordance with clause 8 and, only after all of the relevant Indemnity Shares have been forfeited (or have ceased to be subject to forfeiture in accordance with clause 8.2), in respect of any outstanding amounts:

(a)

arising from Claims under the Tax Covenant only, and in accordance with clause 3.4(iv), the Buyer shall be entitled solely to deduct from, and set off against, any future Milestone Amount that would otherwise be recognised or any amount otherwise payable on the redemption of an issued but unredeemed Loan Note;

(b)

in respect of Fundamental Warranty Claims, for each relevant Seller the Buyer shall be entitled solely: (i) to deduct from, and set off against, any future Milestone Amount that would otherwise be recognised or any amount otherwise payable on the redemption of an issued but unredeemed Loan Note; and/or (ii) to pursue cash damages up to an amount equal to the relevant Seller’s Pro Rata Proportion of the Cash Consideration, as set out in column (C) of Schedule 1; and

(c)

in respect of Payroll Tax Claims, for each relevant Seller the Buyer shall be entitled solely: (i) to deduct from, and set off against, any future Milestone Amount that would otherwise be recognised or any amount otherwise payable on the redemption of an issued but unredeemed Loan Note; and/or (ii) to pursue cash damages up to an amount equal to the sum of: (a) the relevant Seller’s Pro Rata Proportion of the Cash Consideration, as set out in the column (C) of Schedule 1, and (b) the amount of any cash previously received by the relevant Seller upon the redemption of any Loan Notes.

4.2.

For the avoidance of doubt, the sole recourse of the Buyer in respect of any amounts outstanding in respect of any Agreed Claims (other than Claims under the Tax Covenant, Fundamental Warranty Claims and Payroll Tax Claims or claims for fraud) shall be to the Indemnity Shares and the liability of a Seller for all Agreed Claims shall not exceed the Consideration that the relevant Seller is or would otherwise be entitled to receive pursuant to this Agreement.

5.	MATTERS INCLUDED IN ACCOUNTS

The Sellers shall not be liable for a Warranty Claim to the extent of any specific provision or accrual made in the Accounts or the Management Accounts for the matter giving rise to that Warranty Claim.

6.	BUYER’S ACTIONS

6.1.	The Sellers shall not be liable in respect of a Warranty Claim to the extent that the matter giving rise to it results from:

(a)	any act or omission done or omitted to be done before Completion at the written request of or with the written approval of the Buyer or any other member of the Buyer’s Group; or

(b)	any act or omission done or omitted to be done on or after Completion by or on behalf of the Buyer or any member of the Buyer’s Group; or

(c)	any change after Completion in the accounting policies or practices used in preparing the Company’s annual accounts or in the accounting reference date of the Company.

7.	CHANGES IN LAW AND REGULATION

7.1.	The Sellers shall not be liable in respect of any Warranty Claim to the extent that the matter giving rise to it results from:

(a)	any act, event, or omission after Completion compelled by law; or

(b)

the enactment, amendment, or change in the generally accepted interpretation or application, of any law, rule or regulation, or any change in the practice of any governmental, regulatory or other body (including a Tax Authority) after Completion, or the imposition of any Tax not in force at Completion, or any change, after Completion, in the rates of Taxation or availability of any Relief.

8.	THIRD PARTY CLAIMS AND RIGHTS OF RECOVERY AGAINST THIRD PARTIES

8.1.

If any third party asserts a claim against the Buyer or the Company which gives rise or is likely to give rise to a Warranty Claim (“Third Party Claim”), or if the Buyer or the Company has or acquires a right to make recovery from a third party in respect of any matter giving rise or likely to give rise to a Warranty Claim, but excluding any right under a policy of insurance that is not in force at Completion (“Right of Recovery”), then the Buyer shall, or as the case may be shall ensure that the Company shall:

(a)

provide the Sellers or the Warrantors (as applicable) on request with copies of all documents in relation to the relevant Third Party Claim or Right of Recovery, save where to do so would result in a breach of any obligation of confidentiality or the loss of legal professional privilege; and

(b)	consult with the Sellers or the Warrantors (as applicable) as soon as reasonably practicable with regard to the Third Party Claim or Right of Recovery in question;

(c)	take reasonable account of the views of the Sellers or the Warrantors (as applicable) before taking action in relation to the same.

8.2.

If the Buyer or the Company receives any sum or other benefit by reason of the enforcement of any Right of Recovery, then any subsequent liability of the Sellers in respect of any Warranty Claim in relation to which the Right of Recovery has arisen shall be reduced by the sum or benefit so received, less any Taxation thereon and less any costs and expenses (and VAT thereon except insofar as recoverable as input VAT) incurred by the Buyer or the Company in enforcing that Right of Recovery.

8.3.

If any Warranty Claim, in relation to which a Right of Recovery has arisen, is made and satisfied (in whole or in part) before the Buyer or the Company receives any sum or other benefit by reason of the enforcement of the Right of Recovery, then the Buyer shall pay to the Sellers or the Warrantors (as applicable) within five (5) Business Days of receiving that sum or benefit the lesser of:

(a)

the sum or benefit so received, less any Taxation thereon and less any costs and expenses (and VAT thereon except insofar as recoverable as input VAT) incurred by the Buyer or the Company in enforcing that Right of Recovery; and

(b)	the amount paid in satisfaction of the relevant Warranty.

9.	GENERAL

The Buyer shall comply with its obligations at common law to mitigate any loss it may have arising from any breach of the Warranties or the Tax Warranties.

SCHEDULE 6

ADDITIONAL CONSIDERATION

1.	DEFINITIONS

Words and expressions defined in or for the purposes of the Agreement shall, except where expressly defined in this Schedule or where the context otherwise requires, have the same meanings in this Schedule and:

“Additional Consideration”	has the meaning given to it in paragraph 3.1 of this Schedule 8;

“Affiliate”	means any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Buyer. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the Buyer whether through the ownership of voting securities, by contract or otherwise;

“Asia”	means China and Japan;

“BLA”	means a Biologics license application (or supplement thereto) or similar application that is submitted to the FDA, or a foreign equivalent of the FDA, for marketing approval of a Product in the U.S. or any other country in the Territory, respectively;

“Clinical Trial”	means any human or animal clinical trial of a Product, such as those described in 21 C.F.R. § 312.21 as to human clinical trials, or a human or animal clinical trial prescribed by the Regulatory Authorities in a foreign country;

“Commercially Reasonable Efforts”	shall mean in respect of the performance of the obligations in paragraph 5 of this Schedule 8 to achieve the Milestones efforts and resources that are reasonable (it being understood and agreed if relevant that: (A) such efforts shall be substantially equivalent to those efforts and resources that the Buyer would use for a pharmaceutical product owned by it or to which it has exclusive rights, which product is at a similar stage in its development or product life and is of similar market potential, taking into account efficacy, safety, proposed labelling, the competitiveness of alternative products in the marketplace, the Patent and other proprietary position of the product, the likelihood of Regulatory Approval, the potential profitability of the product, and all other relevant factors; and (B) a delay or cessation of efforts to achieve one or more applicable Milestones may be consistent with Commercially Reasonable Efforts, to the extent that legal, medical, scientific, commercial or other factors would render it not commercially reasonable to continue efforts to achieve such Milestone(s)). If it further agreed that the Buyer shall, in using Commercially Reasonable Efforts, comply with the Company’s obligations as set out in the Innovate Grants;

“Company Know-How”	means all Information that is Controlled by the Company as of the Completion Date;

“Company Patent”	means any Patent (other than a Patent that is jointly owned by the Company and the Buyer) that is Controlled by the Company as of the Completion Date. “Company Patents” includes the Patents set forth on Exhibit B and any Patent Controlled by the Company that claims priority, directly or indirectly, from the Patents set forth on Exhibit B;

“Completion”	means, with respect to a Clinical Trial, [***];

“Control”	means, with respect to any Information, material or intellectual property right, that the Company has the right to grant to the Buyer access, a license, or a sublicense (as applicable) to such Information or intellectual property right without violating any applicable law, or the terms of any then-existing agreement or other arrangement with any third party;

“CoStAR”	means the Company’s proprietary technology used in engineering of costimulatory receptors that combine antigen specific binding linked to intracellular signaling to provide costimulation using, for example, [***];

“Distinct Product”	means a Product for which a separate and distinct IND application or BLA, or their non-US equivalents, is required by a Regulatory Authority to be filed with respect thereto to clinically develop in humans and obtain approval to market such product. If a Product covers more than one Indication, each Product shall be treated as a Distinct Product for each Indication. For the avoidance of doubt, any combination product comprising a Product on the one hand, and another active agent (whether or not another Product), on the other hand, shall be deemed to be a Distinct Product separate from any such Product, if the combination product is subject to a separate and distinct IND or BLA, or their non-US equivalents. For further avoidance of doubt, a Product which is administered as a concurrent therapy (and not a combination product) along with another product which contains a different active agent, wherein each product is subject to a separate IND or BLA (or their non-US equivalents), shall not be considered a different Distinct Product from the Product when administered alone;

“EU” or “European Union”	means the European Union member states as then constituted and will include the United Kingdom following the United Kingdom’s exit from the European Union. As of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and United Kingdom;

“FD&C Act”	means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA;

“FDA”	means the U.S. Food and Drug Administration or any successor entity;

“First Commercial Sale”	means, on a product-by-product and country-by-country basis, the first sale by or on behalf of the Buyer or any of its Affiliates to a third Party for end use or consumption of a Product in a given country in the Territory after Regulatory Approval has been granted with respect to such Product in such country;

“Genetically Engineered”	means, with respect to TILs, TILs gene modified to only contain either CoStAR and/or T Switch technologies;

“IND”	means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct a Clinical Trial of a pharmaceutical product in humans in such jurisdiction;

“Indication”	means with respect to a Product, a diagnostic, prophylactic or therapeutic use for a particular disease or condition, with respect to which use at least one Clinical Trial is required to support the inclusion of such disease or condition in the indication statement of a package insert approved by a Regulatory Authority for such Product and for which an MAA (or a supplement, extension or amendment thereto) must be filed to obtain such approval by such Regulatory Authority; provided that for clarity, the use of a Product for a disease or condition for a patient population that is a subset of the patient population for which such Product has already received Regulatory Approval for such disease or condition is eligible to be an additional Indication but only if it meets the foregoing requirements;

“Information”	means any and all data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, developments, specifications, formulations, or formulae of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), chemistry, manufacture and control information, stability data and other study data and procedures;

“Innovate Grant”	Shall mean any grant funded by Innovate UK in support of research and development currently undertaken by the Company;

“Marketing Authorization”	shall mean an application for all approvals necessary from the relevant Regulatory Authority to permit a Party or its sublicensee(s) to market and sell a Product in a particular country, including without limitation a NDA and BLA, but excluding Pricing Approvals;

“Milestone Amount”	has the meaning given to it in paragraph 3.1 of this Schedule 8;

“Milestone Maximum Amount”	has the meaning given to in paragraph 3.7(c) of this Schedule 8;

“Milestones”	has the meaning given to it in paragraph 3.1 of this Schedule 8;

“OVSTAR Study”	means the OVSTAR Trial with non-Genetically Engineered and/or Genetically Engineered TIL Product;

“OVSTAR Trial”	means a Clinical Trial involving the use of a Product including for the treatment of advanced ovarian cancer;

“Patent”	means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof;

“PETIL Study”	means a Clinical Trial involving the use of a Product for the treatment of metastatic melanoma after failure of treatment with checkpoint inhibitors;

“Phase 1 Clinical Trial”	means a Clinical Trial that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations) or any equivalent regulations in other countries in the Territory, regardless of where such Clinical Trial is conducted;

“Phase 2 Clinical Trial”	means a Clinical Trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations) or any equivalent regulations in other countries in the Territory, regardless of where such Clinical Trial is conducted. For clarity, a Phase 2 Clinical Trial may be deemed a Registrational Clinical Trial or may be combined with a Phase 1 Clinical Trial;

“Phase 3 Clinical Trial”	means a Clinical Trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations) or any equivalent regulations in other countries in the Territory, regardless of where such Clinical Trial is conducted. For clarity, Phase 3 Clinical Trials are designed to be registrational, wherein the Product is compared to an active control arm in a randomised setting;

“Pricing Approval”	means any pricing and reimbursement approvals of a competent Governmental Authority for a product required for the marketing and sale of such product in a given jurisdiction under Applicable Law (including the statutes, rules, regulations, orders, judgments, or ordinances of the competent Governmental Authority);

“Product”	means any form of TIL therapy that (i) results from the use of the Company Know-How or (ii) would be covered within the claim of any Company Patent, including but not limited to, use of TILs obtained from cancerous tumours resulting in autologous cellular therapy and all dosage and/or formulation forms

“Registrational Clinical Trial”	means either a Phase 2 Clinical Trial or a Phase 3 Clinical Trial with a defined dose or a set of defined doses of Product that is either (i) designed to ascertain efficacy and safety of such Product, in a manner that is generally consistent with 21 CFR § 312.21(c) (or any amended or successor regulations) or (ii) intended to obtain sufficient data to support the preparation and submission of a Marketing Authorization for such Product;

“Regulatory Approval”	means all approvals (including Pricing Approvals) from the relevant Regulatory Authority in a given country or regulatory jurisdiction of the Regulatory Approval Application for a Product, including all licenses and registrations, that are necessary for the sale of such Product, including clinical testing, manufacture, distribution, or use of such Product, in such country or regulatory jurisdiction;

“Regulatory Application”	Approval means an application to the appropriate Regulatory Authority for approval to sell a Product in any particular jurisdiction, including a BLA in the U.S. or an NDA;

“Regulatory Authority”	means, in a particular country or jurisdiction, any applicable Governmental Authority that has the authority to regulate the manufacture, marketing, testing, pricing, or sale of drug products in such country or jurisdiction;

“SLAMF1”	means signalling lymphocyte activation molecule family member 1.

“Sublicensee”	means any non-Affiliate third party to whom the Buyer or any of its Affiliates grants a license or sublicense to make, have made, use, sell, have sold, offer for sale or import any Product;

“Territory”	means all of the countries of the world;

“TILs”	means lymphocytes and all their related cells associated with tumours, including, but not limited to all their associated biomarkers and cell specific receptors;

“T Switch”	means the technology used in developing an engineered receptor based on the [***] or similar receptor that can provide T-cell (and TIL) proliferative signals only in the presence [***], in which [***] domains are engineered to improve efficacy and safety and to improve survival of T-cells in the presence or absence of tumour;

“U.S.”	means the United States of America, including all possessions and territories thereof;

2.	NATURE

2.1.	Quantification of the amount and the timing of the satisfaction of Additional Consideration (if any) shall be determined in accordance with this Schedule 8.

3.	MILESTONES

3.1.

The Sellers shall also be entitled to further consideration for the Sale Shares upon the achievement of the milestone events (“Milestones”) as set out in this paragraph 3 (such further consideration, to be satisfied through the issue of Loan Notes (as further provided in paragraph 3.3 and paragraph 4 of this Schedule 8), in amounts reflecting the “Milestone Amounts”, as set out below, and together the Loan Notes shall constitute the “Additional Consideration”). Other than as expressly provided for in this Agreement, any Loan Note recognizing a Milestone Amount will not be subject to reduction or set-off.

3.2.	The “Milestones – First Distinct Product” shall be recognised upon achievement of the following Milestones set forth below for the first Distinct Product in [***]:

Milestone	Milestone Amount
(a) [***]	[***]
(b) [***]	[***]
(c) [***]	[***]
(d) [***]	[***]
(e) [***]	[***]
(f) [***]	[***]
(g) [***]	[***]

For clarity, if the Buyer triggers the Milestone set forth in paragraph 3.2(c) but the Milestone in paragraph 3.2(b) has not been recognised, both Milestones shall be recognised simultaneously.

3.3.	The “Milestones – Second Distinct Product” shall be recognised upon achievement of the following Milestones set forth below for the second Distinct Product [***]:

Milestone	Milestone Amount
(a) [***]	[***]
(b) [***]	[***]
(c) [***]	[***]
(d) [***]	[***]
(e) [***]	[***]
(f) [***]	[***]

For clarity, if the Buyer triggers the Milestone set forth in paragraph 3.3(d) but the Milestone in paragraph 3.3(a), 3.3(b) or 3.3(c) have not been recognised, earlier Milestones shall be recognised simultaneously with paragraph 3.3(d).

3.4.	The “[***] Distinct Product Milestones” shall be recognised upon achievement of the following Milestones set forth below for the first two (2) [***] Distinct Products in [***]:

Milestone	Milestone Amount
(a) [***]	[***]
(b) [***]	[***]
(c) [***]	[***]
(d) [***]	[***]
(e) [***]	[***]

For clarity, if the Buyer triggers the Milestone set forth in paragraph 3.4(c) but the Milestone in paragraph 3.4(b) has not been recognised, both Milestones shall be recognised simultaneously.

3.5.	The “[***] Distinct Product Milestones” shall be recognised upon achievement of the following Milestones set forth below for the first two (2) [***] Distinct Products in [***]:

Milestone	Milestone Amount
(a) [***]	[***]
(b) [***]	[***]
(c) [***]	[***]
(d) [***]	[***]
(e) [***]	[***]

For clarity, if the Buyer triggers the Milestone set forth in paragraph 3.5(c) but the Milestone in paragraph 3.5(b) has not been recognised, both Milestones shall be recognised simultaneously.

3.6.	For the avoidance of doubt, the first and subsequent Indications to achieve a Milestone shall be determined in respect of each Milestone on an individual Milestone basis.

3.7.	In respect of the Milestones:

(a)

each Milestone represents a separate milestone event (i.e., there are a total of twenty-three (23) potential separate milestone events). More than one Milestone may be achieved at the same time, but each Milestone Amount for a Milestone shall be recognised only once, upon the first time such Milestone is reached by the Buyer or any of its Affiliates, any Sublicensee or the Company other than those Milestones covered in paragraph 3.4 and 3.5 which can be recognised twice for each Distinct Product.

(b)	[***]; and

(c)

notwithstanding anything to the contrary in this Agreement, the cumulative total amount of Milestone Amounts recognised by the Buyer under this Agreement shall not in any circumstances exceed Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000) (the “Milestone Maximum Amount”).

4.	ISSUING OF LOAN NOTES

4.1.

For all Milestones the Buyer shall notify the Sellers’ Representative in writing or by electronic mail (to the relevant address set forth in clause 23) within [***] following the achievement of each Milestone (each, a “Milestone Notification”).

4.2.

Additional Consideration shall be recognised via issuance of Loan Notes in accordance with clauses 3.1(c) and 3.4 and in accordance with each of the Seller’s Pro Rata Proportion (as near as reasonably practicable) as set out in Schedule 1 (subject to any amount permitted to be set off by the Buyer pursuant to clause 3.4(iv) and Schedule 7).

4.3.

Within [***] of sending the Milestone Notification, the Buyer will, in accordance with clauses 3.1(c) and 3.4, issue Loan Notes, make appropriate recordings in the register of noteholders and issue Loan Note Certificates in respect the Milestone Amount.

5.	DILIGENCE OBLIGATIONS

From and after Completion, the Buyer shall use Commercially Reasonable Efforts to satisfy the development Milestones set forth in paragraph 3.2. Except as expressly set forth in this paragraph 5, the Buyer shall not be obligated to make any particular level of efforts or engage in any particular activity in connection with its acquisition of the Company or in connection with the milestone events. Subject to its obligations under this Schedule 8, the Buyer shall have sole discretion with respect to the performance or development of (including obtaining Regulatory Approval for), or commercialization activities with respect to a Product after Completion.

6.	REPORTING; INFORMATION AND AUDIT RIGHTS

6.1.

From the Completion Date until the date the Buyer and the Sellers’ Representative determines in good faith, after reasonable consultation, that any applicable Milestone would not reasonably be expected to be achieved, the Buyer shall provide the Sellers’ Representative, within [***] after the end of each calendar year following the Completion Date, with an annual written report describing the Buyer’s progress towards achievement of the Milestones and, to the extent applicable, notification of abandonment or discontinuation of development of a Product. If after delivery of a report, the Sellers’ Representative requests in writing a meeting with representatives of the Buyer to discuss such report, the Buyer shall make available in person or by phone (at the Buyer’s option) for such a meeting appropriate representative(s) of the Buyer or its Affiliates with representatives of the Sellers’ Representative.

6.2.

The Sellers’ Representative right to review or receive any information or documents pursuant to or contemplated by this Agreement shall be conditioned on the execution and delivery to the Buyer by the Sellers’ Representative of a confidentiality agreement reasonably satisfactory to the Buyer, which agreement shall include: (A) a prohibition on providing information to third parties unless such third parties execute a confidentiality agreement reasonably satisfactory to the Buyer; and (B) a prohibition on providing any information contained in the reports contemplated by this paragraph 6.2 to any Seller other than: (1) information that has been made available to the public by the Buyer; or (2) summary information that has been reviewed and approved by the Buyer acting in good faith provided, however, that nothing shall prohibit the Sellers’ Representative from disclosing such reports to a Seller who has executed a confidentiality agreement reasonably satisfactory to the Buyer or to share such information with advisors of the Sellers’ Representative subject to an ongoing obligation of confidentiality at least as stringent as the confidentiality terms set forth herein.

6.3.	Milestone Amounts: Generally

The parties acknowledge and agree that the Buyer or the Company’s achievement of the Milestones are material factors in determining the valuation of the Company by the Buyer. Therefore, the Sellers shall have no right to receive any particular Milestone Amount (or any portion thereof) unless and until the particular Milestone that must be achieved in order for the Seller to receive such Milestone Amount is achieved as determined pursuant to this paragraph 6.

6.4.	Milestone Rights Not Transferable

The right of any Seller to receive any Milestone Amount: (i) does not give the Seller dividend rights, voting rights, liquidation rights, pre-emptive rights or other rights of holders of capital stock of the Company; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by such Seller, except by will, upon death or by operation of law; and (iv) does not represent any right other than the right to receive the consideration set forth in this Schedule 8. Any attempted transfer of the right to any Milestone Amount by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

7.	ASSIGNMENT

7.1.

In the event that (i) the Buyer sells, transfers or assigns to a third party any interest in the Products at any time prior to the Longstop Date and (ii) the Buyer has not issued Loan Notes to the Company equalling the Milestone Maximum Amount as of the date of such sale, transfer or assignment, such Third Party shall assume as a matter of law or otherwise the obligation to satisfy any Milestone Amounts that become recognised, subject to and in accordance with the terms of this Agreement. For the avoidance of doubt, the total Milestone Amounts recognizable under this Agreement by the Buyer and any of its successors or assignees, as applicable, shall not exceed the Milestone Maximum Amount.

EXHIBIT B

Title	Application Numbers (pending and lapsed)
Biomarker Predictive of Tumour Infiltrating Lymphocyte therapy and the uses thereof (SLAM)	PCT/GB2019/050188, GB1801067.8

Aseptic Tissue Processing Method, Kit and Device	EP 18,701791, GB1700621.4, PCT/GB2018/050088

Cells expressing recombinant growth factor receptors (TPO)	EP 16816352.5, PCTGB2016/053949, GB1522097.3, US 16/061,435, GB1810181.6

Chimeric growth factor receptors (rGFR)	PCT/GB2019/051745, GB1810181.6

Tumor Infiltrating Lymphocyte Therapy and Uses Thereof (SLAM)	GB1910605.3, US 62/878,001

Methods of Isolating Tumor Infiltrating Lymphocytes and Uses Thereof	GB18791791.3, US 62/951,559

Receptors providing targeted costimulation for adoptive cell therapy (CoStar)	GB1900858.0, PCT/GB2020/050120, US 62/951,770

Device and methods for isolating unmodified tumor infiltrating lymphocytes and subsequent expansion of cell populations	US 62/982470